Exhibit 10.1

FOUR-YEAR REVOLVING
CREDIT AGREEMENT

Dated as of May 5, 2011,

among

SOUTH JERSEY GAS COMPANY
as Borrower

and

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, Swingline Lender and Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Issuing Lender

and

BANK OF AMERICA, N.A.,
JP MORGAN CHASE BANK, N.A. AND PNC BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

CITIZENS BANK OF PENNSYLVANIA,
as Documentation Agent

Arranged by:

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC AND PNC BANK, NATIONAL ASSOCIATION,
as Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

EXHIBITS

Exhibit A-1	Form of Revolving Loan Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Swingline Borrowing
Exhibit D	Form of Notice of Account Designation
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Opinion of Counsel to the Borrower
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Extension Letter

SCHEDULES

Schedule I	Lenders, Applicable Lending Offices, Commitments and Initial Commitment Percentages
Schedule II	Ownership
Schedule III	Existing Letters of Credit
Schedule IV	First Mortgage Notes

FOUR-YEAR
REVOLVING CREDIT AGREEMENT

This FOUR-YEAR REVOLVING CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time, this “Agreement”) dated as of May 5, 2011, among SOUTH JERSEY GAS COMPANY, a New Jersey corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (each a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (“Wells Fargo”), as administrative agent for the Lenders hereunder (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders make revolving credit loans to the Borrower and issue or participate in letters of credit for the account of the Borrower, in an aggregate principal amount of up to $200,000,000 ($100,000,000 of which shall be available for the issuances of letters of credit) at any one time outstanding, for the repayment of Indebtedness under the Existing Credit Facility, general corporate purposes including, without limitation, the issuance of letters of credit to support certain taxable and tax-exempt bonds, and for working capital of the Borrower, its Subsidiaries or its Affiliates; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to extend credit under this Agreement as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Lender” has the meaning assigned to that term in Section 2.18(d)(ii).

“Additional Lender”: has the meaning assigned to that term in Section 2.08(a).

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in Section 2.10(e).

“AML and Anti-Terrorist Acts” has the meaning assigned to that term in Section 6.01(m).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Four-Year Revolving Credit Agreement, as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.

“Anniversary Date” has the meaning assigned to that term in Section 2.18(a).

“Applicable Base Rate Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi–judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as such opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Letter of Credit Fee Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable LIBOR Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Margin” means, for the applicable interest rate on Loans made to the Borrower, Facility Fees payable by the Borrower pursuant to Section 2.05(a), and Letter of Credit fees and commissions payable by the Borrower pursuant to Section 3.03(a), the rate per annum as set forth in the “Pricing Grid” below, determined by reference to the Debt Ratings:

Pricing Grid
Tier	Debt Ratings	Facility Fee	Applicable Base Rate Margin	Applicable LIBOR Margin or Applicable Letter of Credit Fee Margin
I	At least A/A2	0.100%	0.025%	1.025%
II	Less than A/A2; At least A-/A3	0.125%	0.125%	1.125%
III	Less than A-/A3; At least BBB+/Baa1	0.175%	0.200%	1.200%
IV	Less than BBB+/Baa1; At least BBB/Baa2	0.225%	0.275%	1.275%
V	Less than BBB/Baa2	0.275%	0.475%	1.475%

The Applicable Margin shall be adjusted effective on the next Business Day following any change in the Borrower’s Debt Ratings.  The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in its Debt Ratings.

 “Applicable Rate” means:

(a)           in the case of each Base Rate Loan, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Base Rate Margin in effect from time to time;

(b)           in the case of each LIBOR Rate Loan comprising part of the same Loan, a rate per annum during each Interest Period equal at all times to the sum of the LIBOR Rate for such Interest Period plus the Applicable LIBOR Margin in effect from time to time during such Interest Period; and

(c)           in the case of each Swingline Loan, a rate per annum equal for each day that any such Swingline Loan is outstanding to either (i) the LIBOR Market Index Rate plus the Applicable LIBOR Margin or (ii) the Base Rate plus the Applicable Base Rate Margin, as selected by the Borrower in accordance with Section 2.03(a)(ii) hereof.

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and PNC Bank, National Association, each in its capacity as lead arrangers and joint book runners and their successors and assigns.

“Assignment and Assumption” means an Assignment and Assumption executed in accordance with Section 10.09 in the form attached hereto as Exhibit G.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate; (ii) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time; and (iii) except during any period of time during which a notice delivered to Borrower under Section 2.12 shall remain in effect, the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent.

“Base Rate Loan” means all Loans, or portions thereof, bearing interest based on the Base Rate.

“Bonds” means any tax-exempt bonds issued in connection with various projects of the Borrower, certain obligations of which are supported by letters of credit issued hereunder or under the Existing Credit Facility.

“Bond L/C” means any Letter of Credit issued in support of certain obligations with respect to any Bonds.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cancellation Date” has the meaning assigned to that term in each Bond L/C.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“Change in Control” means (a) the Parent shall cease at any time to own at least 100% of the Capital Stock having voting rights of the Borrower, or (b) the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Parent’s then outstanding common stock either (x) acquires shares of common stock of the Parent in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Parent, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Parent or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Parent; or (ii) 20% or more of the directors of the board of directors of the Parent fail to consist of Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, including any Regulatory Change or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means May 5, 2011.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means (a) with respect to the Lenders, the aggregate amount of the Commitments of the Lenders as set forth on Schedule I, and (b) with respect to a Lender, the amount of the Commitment of such Lender as set forth on Schedule I, as such amounts may be otherwise reduced in accordance with Section 2.06 or increased pursuant to Section 2.08 or otherwise modified in accordance with Section 10.09.

“Commitment Increase” has the meaning assigned to that term in Section 2.08(a).

“Commitments” means the total of the Lenders’ Commitments.

“Commitment Percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which are the Commitments of all of the Lenders at such time.  The initial Commitment Percentage of each Lender is set out on Schedule I.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Consenting Lender” has the meaning assigned to that term in Section 2.18(d).

“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Total Capitalization” means the sum of (a) Indebtedness of the Borrower and its Consolidated Subsidiaries, without duplication, plus (b) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Convert”, “Conversion” and “Converted” each refers to a conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.13 or the selection of a new, or the renewal of the same, Interest Period for a LIBOR Rate Loan pursuant to Section 2.13.

“Current Stated Termination Date” has the meaning assigned to that term in Section 2.18(c).

“Debt Ratings” means the ratings determined by a Rating Agency and shall be based upon the availability of such ratings as follows:

(a)           The senior unsecured non-credit enhanced debt ratings of Borrower by each Rating Agency, subject to the paragraph immediately below.

(b)           If one, but not both, of the Rating Agencies has a senior unsecured non-credit enhanced debt rating of Borrower, then the senior unsecured non-credit enhanced debt rating of the Borrower by either Moody’s or S&P, as applicable.

(c)           If neither Rating Agency has a senior unsecured non-credit enhanced debt rating of Borrower, then both the issuer rating assigned to the Borrower by Moody’s and the issuer credit rating assigned to the Borrower by S&P, subject to the paragraph immediately below.

(d)           If none of the above are available, then either the issuer rating assigned to the Borrower by Moody’s or the issuer credit rating assigned to the Borrower by S&P, as applicable.

For purposes of the foregoing, if the Debt Ratings of the Borrower established or deemed to have been established by the two Rating Agencies shall fall within different “Tiers” on the chart set forth above, then (i) in any case where the ratings differential is one tier, the higher rating will apply and (ii) in any case where the ratings differential is two tiers or more, the tier one below the higher of the two will apply.

Notwithstanding anything herein to the contrary, if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend the definition of Debt Ratings to reflect such changed rating system or the unavailability of ratings from either or both Rating Agencies, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the  Debt Ratings of the Borrower most recently in effect prior to such change or cessation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a per annum rate equal to 2% greater than the Applicable Rate.

“Defaulting Lender” means, subject to Section 3.07(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.07(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2010 and any Current Report on Form 8-K delivered to the Lenders at least three (3) Business Days prior to the date of this Agreement.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“Election Date” shall have the meaning set forth in Section 2.18(b).

“Electronic Means” shall have the meaning set forth in Section 6.03.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or, in the case of a Pension Plan or a Multiemployer Plan, maintained or contributed to by the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity, and whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other Authority, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirement” means any legal requirement relating to the environment and applicable to the Borrower or its properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency Liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), gross receipts, capital stock taxes or franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any taxes imposed by Sections 1417 through 1474 of the Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Existing Letters of Credit” shall mean those letters of credit issued under the Existing Credit Facility, which shall remain in existence and be deemed to have been issued under this Agreement pursuant to the terms of Section 3.01(a), as described on Schedule III attached hereto.

“Existing Credit Facility” means that certain Five-Year Revolving Credit Agreement, dated as of August 3, 2006, among the Borrower, the lenders referred to therein and Wells Fargo, successor by merger to Wachovia Bank, National Association, as administrative agent (as such agreement has been amended or supplemented from time to time).

“Extension” has the meaning assigned to that term in Section 2.18(a).

“Extension Condition” has the meaning assigned to that term in Section 2.18(a).

“Extension Letter” has the meaning assigned to that term in Section 2.18(a).

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) such Lender’s Commitment Percentage multiplied by the aggregate principal amount of all Loans then outstanding and (b) such Lender’s Commitment Percentage multiplied by the aggregate amount of all L/C Obligations then outstanding.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Facility Fee” has the meaning assigned to that term in Section 2.05(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated April 7, 2011, among the Borrower, Wells Fargo Securities, LLC and the Administrative Agent.

“Final Fee Payment Date” means the date all Commitments have been terminated and all Loans have been paid in full.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“First Mortgage Notes” means those First Mortgage Notes identified on Schedule IV attached hereto, and subsequent promissory notes or other evidences of indebtedness of the Borrower in each case secured by first mortgages on property owned by the Borrower or its Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fronting Fee” has the meaning assigned to that term in Section 3.03(b).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, required to be made by Borrower, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having authority over Borrower or Borrower’s operations, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Increasing Lender” has the meaning assigned to that term in Section 2.08(a).

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (d) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (f) obligations under Hedging Obligations, (g) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (h) indebtedness of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.  For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations and Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in Section 10.05.

“Indenture” means any trust indenture executed in connection with the issuance of any Bonds by the issuer of any Bonds and the trustee with respect to such Bonds, as the same may be amended, modified or supplemented from time to time.

“Information” has the meaning assigned to that term in Section 10.16.

“Informational Materials” has the meaning assigned to that term in Section 6.03.

“Interest Period” has the meaning assigned to that term in Section 2.10(b).

“ISP 98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lenders” has the meaning assigned to that term in the preamble hereto, and, in each case, includes their respective successors and permitted assigns, and, with respect to Swingline Loans, the Swingline Lender.

“Lending Office” means, as to each Lender, its office located at its address set forth on Schedule I hereof (or identified on Schedule I hereof as its “Domestic Lending Office”) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower, and as to any assignee, the office of the assignee designated as such in its Assignment and Assumption or such other office as the assignee may designate as its Lending Office.

“Letters of Credit” has the meaning assigned to that term in Section 3.01(a), and shall include, unless the context specifies otherwise, all Bond L/Cs.

“LIBOR” means,

(a)           for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(b)           for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined daily on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on Telerate page 3750 (or any successor page) as of 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source or interbank quotation).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means all Loans, or portions thereof, bearing interest based on the LIBOR Rate (other than a Base Rate Loan for which interest is determined by reference to LIBOR).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Agreement” means any applicable loan agreement executed in connection with the issuance of any Bonds by the Borrower or any Subsidiary and the applicable issuer for such Bonds, as the same may be amended, modified or supplemented from time to time.

“Loan Documents” means this Agreement, the Notes and any other document evidencing, relating to or securing any L/C Obligation, Loan or other Extension of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Extensions of Credit, as such documents and instruments may be amended or supplemented from time to time.

“Loans” means the loans made by the Lenders pursuant to this Agreement including Swingline Loans and Revolving Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder or thereunder.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their reasonable discretion.

“MNPI” has the meaning assigned to that term in Section 6.03.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “Multiemployer plan”, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.18(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means the collective reference to the Revolving Loan Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned to that term in Section 2.03(d)(i).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.03(a)(i)(A).

“Notice of Conversion/Continuation” has the meaning assigned to that term in Section 2.13.

“Notice of Extension” has the meaning assigned to that term in Section 2.19.

“Notice of Swingline Borrowing” has the meaning assigned to that term in Section 2.03(a)(ii).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any other agreement to which a Lender is a party (or any Affiliate of a Lender) which is related to and permitted under this Agreement, any of the other Loan Documents or any Related Document, and (d) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders, the Issuing Lender, or the Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit, any of the other Loan Documents or any of the Related Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note, any Letter of Credit, any of the other Loan Documents or any Related Document.

“OFAC” has the meaning assigned to that term in Section 5.01(u).

“Official Statement” means the “Official Statement” or other applicable offering document relating to any Bonds, together with the documents incorporated therein by reference and any supplements or amendments thereto.

“Other Taxes” means all stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed or enacted after the date hereof, payable by the Administrative Agent, a Lender or an Issuing Lender, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than taxes owed directly by the Borrower to any Governmental Authority, other than any of the foregoing that constitute Excluded Taxes.

“Parent” means South Jersey Industries, Inc., a New Jersey corporation.

“Participant” has the meaning assigned to that term in Section 10.09(d).

“Patriot Act” has the meaning assigned to that term in Section 5.01(u).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliates.

“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower is exposed to in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.

“Permitted Indebtedness” means any of the following:

(a)           Indebtedness under this Agreement;

(b)           Indebtedness of the Borrower under the First Mortgage Notes existing as of the Closing Date and as identified on Schedule IV attached hereto, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04;

(c)           Any Indebtedness of the Borrower so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04; and

(d)           Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness.

“Permitted Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)           Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(c)           Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(d)           Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(e)           Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(f)           Liens securing Permitted Indebtedness of the type described in clause (b) of “Permitted Indebtedness”;

(g)           Liens securing Permitted Indebtedness, of the type described in clause (c) of the definition of “Permitted Indebtedness,” not in excess of $20,000,000 in the aggregate; and

(h)           Purchase money security interests for the purchase of equipment to be used in the Borrower’s business, encumbering only the equipment so purchased and the proceeds thereof, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledge Agreement” means any pledge or security agreement executed in connection with the issuance of any Bonds by the Borrower, or its Subsidiaries, and the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Bonds” has the meaning assigned to that term in Section 8.01.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Private Lenders” means any Lenders that are not Public Lenders.

“Public Lenders” has the meaning assigned to that term in Section 6.03.

“Purchase Agreement” means any applicable bond purchase agreement executed in connection with the issuance of any Bonds by the issuer of such Bonds and the underwriter of such Bonds, as the same may be amended, modified or supplemented from time to time.

“Rating Agency” means S&P and/or Moody’s.

“Register” has the meaning assigned to that term in Section 10.09(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Closing Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy including but not limited to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III;  provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Lender for any drawing honored by the Issuing Lender under a Letter of Credit.

“Related Documents” means, with respect to any series of Bonds, the Bonds and any applicable Indenture, Loan Agreement, Purchase Agreement, Remarketing Agreement, Pledge Agreement, Tender Agency Agreement or Official Statement related thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remarketing Agreement” means any applicable remarketing agreement executed in connection with any Bonds by the Borrower or any Subsidiary and the applicable remarketing agent for such Bonds, as the same may be amended, modified or supplemented from time to time, and any other agreement pursuant to which such remarketing agent has agreed to act as such pursuant to the applicable Indenture for such Bonds.

“Required Lenders” means Lenders whose aggregate Commitment Percentages total more than 50%; provided that the Commitment of, and the portion of the Letters of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Loans” means those Base Rate Loans and LIBOR Rate Loans made pursuant to Section 2.01, including, without limitation, all Tender Advance Revolving Loans.

“Revolving Loan Notes” means the promissory notes of the Borrower in favor of each Lender evidencing the Revolving Loans made to the Borrower and substantially in the form of Exhibit A-1, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:

(a)          such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)          such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter; or

(c)          such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter.

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Stated Expiration Date” means, with respect to each Bond L/C, the earlier of (a) the second anniversary of the date of the issuance of such Bond L/C (or, if such day is not a Business Day, the next succeeding Business Day), and (b) the Termination Date or such later date to which the Termination Date may be extended from time to time pursuant to the terms of this Agreement.

“Stated Termination Date” means May 5, 2015, or such later date to which the Stated Termination Date may be extended pursuant to Section 2.18.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Swingline Borrowing” means a borrowing hereunder consisting of Swingline Loans made to the Borrower.

“Swingline Commitment” means Twenty Million and No/100 Dollars ($20,000,000).

“Swingline Lender” means Wells Fargo, in its capacity as swingline lender hereunder, together with its successors and permitted assigns in such capacity.

“Swingline Loan” means the swingline loans made by the Swingline Lender to the Borrower pursuant to Section 2.02, and all such loans collectively as the context requires.

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made to the Borrower and substantially in the form of Exhibit A-2, as such promissory note may be amended, modified, supplemented or replaced from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Advance Revolving Loan” has the meaning assigned to that term in Section 3.05(b).

“Tender Agent” has the meaning assigned to that term in the applicable Indenture with respect to any Bonds.

“Tender Agency Agreement” means any applicable tender agency agreement executed in connection with any Bonds by the Borrower or a Subsidiary of the Borrower and the applicable tender agent with respect to such Bonds, as the same may be amended, modified or supplemented from time to time.

“Tendered Bonds” means Bonds tendered or deemed tendered for purchase, the purchase price of which was paid by a draw under a Letter of Credit.

“Term Drawing” means any drawing under a Bond L/C to pay the purchase price of Bonds tendered pursuant to the terms of the applicable Indenture.

“Termination Date” means the earliest of (a) the Stated Termination Date, (b) the date of termination by the Borrower of the Commitments in full pursuant to Section 2.06, and (c) the date of termination of the Commitments pursuant to Section 7.02(a).

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Trustee” means the person or entity serving as trustee for any Bonds under the applicable Indenture with respect to such Bonds.

“Type” means a type of Loan, being either a LIBOR Rate Loan or a Base Rate Loan, as applicable.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 600.

“Wells Fargo” has the meaning assigned to that term in the preamble hereto.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”.

SECTION 1.03 Accounting Terms and Determinations.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.03, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary set forth herein, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

(b)           Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c)           Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.04    Terminology.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (j) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.05   Use of Defined Terms.

All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

[End of Article I]

ARTICLE II

LOANS

SECTION 2.01   Revolving Loans.

(a)           Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make its Commitment Percentage of Revolving Loans to the Borrower from time to time from the Closing Date to, but not including, the Termination Date, as requested by the Borrower in accordance with the terms of Sections 2.03(a)(i) or as set forth in Section 3.05; provided, that (i) the aggregate principal amount of all outstanding Extensions of Credit (after giving effect to any amount requested and the application of the proceeds thereof) shall not exceed the Commitments of the Lenders; and (ii) the principal amount of outstanding Revolving Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage multiplied by the sum of the: (A) L/C Obligations then outstanding, and (B) aggregate principal amount of all Swingline Loans then outstanding.  Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage multiplied by the aggregate principal amount of Revolving Loans being made on such occasion.

(b)           Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans prior to the Termination Date.  In addition, the Borrower will repay, by means of a reborrowing hereunder or otherwise, each Base Rate Loan within 365 days of when it was made.

(c)           Except as otherwise provided in Section 3.05, Revolving Loans shall be disbursed in accordance with Section 2.03(d)(i).

SECTION 2.02   Swingline Loans.

(a)           Availability.

(i)           Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Termination Date, as requested by the Borrower in accordance with the terms of Section 2.03(a)(ii); provided, that (A) the aggregate principal amount of all outstanding Extensions of Credit (after giving effect to any amount requested and the application of the proceeds thereof) shall not exceed the Commitments of the Lenders; and (B) the aggregate principal amount of all Swingline Loans then outstanding shall not exceed the Swingline Commitment.  Each Lender acknowledges that the aggregate principal amount of all outstanding Swingline Loans made by the Swingline Lender, when taken together with the aggregate principal amount of all outstanding Revolving Loans made by the Swingline Lender, may exceed the Swingline Lender’s Commitment.  Upon and during the continuance of a Default or an Event of Default, the Borrower shall no longer have the option of requesting Swingline Loans and the Swingline Lender shall not be obligated to make Swingline Loans.  No more than one (1) Swingline Loan may be made on the same Business Day.

(ii)          Each Swingline Loan shall be in the aggregate principal amount of $500,000 or any multiple of $100,000 in excess thereof, or such lesser amount as shall be equal to the aggregate amount of the unborrowed Swingline Commitment on such date.

(iii)         Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Swingline Loans prior to the Termination Date.

(iv)         Swingline Loans shall be disbursed in accordance with Section 2.03(d)(ii).

(b)           Maturity.  If the Borrower, in accordance with Section 2.03(a)(ii), chooses that any Swingline Loan bear interest at a rate per annum for each day that such Swingline Loan is outstanding equal to the LIBOR Market Index Rate plus the Applicable LIBOR Margin, then any such Swingline Loan shall be repaid by the Borrower no later than fourteen (14) days from the date such Swingline Loan was made.

(c)           Refunding.

(i)           Swingline Loans (including accrued and unpaid interest thereon) shall be reimbursed fully by the Lenders on demand by the Swingline Lender.  Such reimbursements shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Administrative Agent; provided, that no Lender shall be required to reimburse any Swingline Loan if, after giving effect to such reimbursement, the aggregate principal amount of such Lender’s Extensions of Credit outstanding would exceed such Lender’s Commitment.  Each Lender shall fund its respective Commitment Percentage of Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte, North Carolina time) on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)          The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans (including accrued and unpaid interest thereon) to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge any account maintained by the Borrower or any Subsidiary of the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

(iii)         Each Lender acknowledges and agrees that its obligation to refund Swingline Loans (including accrued and unpaid interest thereon) in accordance with the terms of this Section 2.02(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default other than a Default or Event of Default that the Swingline Lender had actual knowledge of at the time such Swingline Loan was made.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02(c), one of the events described in Section 7.01(e) shall have occurred, each Lender will, subject to Section 2.02(c)(i), on the next Business Day, purchase an undivided participating interest in the Swingline Loan in an amount equal to its Commitment Percentage multiplied by the aggregate amount of such Swingline Loan.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(d)           The Swingline Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Swingline Lender pursuant to this Section 2.02(d).  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Swingline Lender, which shall be a Lender or an assignee acceptable to the Borrower.  If no successor Swingline Lender shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Swingline Lender’s giving of notice of resignation, then the retiring Swingline Lender may, on behalf of the Lenders, appoint a successor Swingline Lender, which shall be a Lender or an assignee.  Upon the acceptance of any appointment as Swingline Lender hereunder by a successor Swingline Lender, such successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swingline Lender.

SECTION 2.03   Procedure for Advances of Loans.

(a)           Requests for Borrowing.

(i)           Revolving Loans.

(A)           Base Rate Loans.  Subject to Section 3.05(b) with respect to Tender Advance Revolving Loans made on the date of a Term Drawing, by no later than 11:00 a.m. (Charlotte, North Carolina time) on the Business Day of the Borrower’s request for a borrowing of a Base Rate Loan, the Borrower shall submit to the Administrative Agent a written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) and otherwise complying in all respects with Section 4.02 hereof, which such Notice of Borrowing shall set forth (I) the amount requested and (II) the desire to have such Loans accrue interest at the Base Rate. A Notice of Borrowing received after 11:00 a.m. (Charlotte, North Carolina time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(B)           LIBOR Rate Loans.  By no later than 11:00 a.m. (Charlotte, North Carolina time) on the third Business Day prior to the date of the Borrower’s request for a borrowing, the Borrower shall submit a Notice of Borrowing of a LIBOR Rate Loan to the Administrative Agent, which such Notice of Borrowing shall otherwise comply in all respects with Section 4.02 hereof and shall set forth (I) the amount requested, (II) the desire to have such Loans accrue interest at the LIBOR Rate and (III) the Interest Period applicable thereto.  A Notice of Borrowing received after 11:00 a.m. (Charlotte, North Carolina time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(ii)          Swingline Loans.  By no later than 1:00 p.m. (Charlotte, North Carolina time) on the Business Day of the proposed Swingline Loan, the Borrower shall submit to the Administrative Agent a written notice in the form attached hereto as Exhibit C (a “Notice of Swingline Borrowing”) and otherwise complying in all respects with Section 4.02 hereof, which such Notice of Swingline Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day, (B) the aggregate amount of such borrowing, and (C) whether such proposed Swingline Loan will bear interest at a rate per annum for each day that such Swingline Loan is outstanding at either (I) the LIBOR Market Index Rate plus the Applicable LIBOR Margin or (II) the Base Rate plus the Applicable Base Rate Margin. A Notice of Swingline Borrowing received after 1:00 p.m. (Charlotte, North Carolina time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Swingline Borrowing received by the Administrative Agent.

(b)           Each Notice of Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise LIBOR Rate Loans, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Loans, the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing.

(c)           Each Revolving Loan shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof (except that any such Revolving Loan may be in the aggregate amount of the unborrowed Commitments on such date).

(d)           Disbursement of Loans.

(i)           Revolving Loans. Not later than 2:00 p.m. (Charlotte, North Carolina time) on the proposed borrowing date or, with respect to Tender Advance Revolving Loans made on the date of any Term Drawing, not later than 12:00 p.m. (Charlotte, North Carolina time) on the Business Day immediately following the date of such Term Drawing, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, as applicable, such Lender’s Commitment Percentage multiplied by the Revolving Loans to be made on such borrowing date or, with respect to Tender Advance Revolving Loans, made on the Business Day immediately prior to such date.  Subject to Section 3.05, the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03(d)(i) in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit D hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such other account as may be designated in writing by the Borrower to the Administrative Agent from time to time.  Subject to Section 2.16, the Administrative Agent shall not be obligated to disburse that portion of the proceeds of any Revolving Loan equal to the amount by which any Lender has not made available to the Administrative Agent its applicable Commitment Percentage of such Revolving Loan.  Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(c).

(ii)          Swingline Loans.  The Swingline Lender shall, before 2:00 p.m. (Charlotte, North Carolina time) on the date of such Swingline Borrowing, make available to the Administrative Agent for the account of the Borrower in same day funds, the proceeds of such Swingline Borrowing.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Swingline Borrowing requested pursuant to this Section 2.03(d)(ii) in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation or such other account as may be designated in writing by the Borrower to the Administrative Agent from time to time.  The Swingline Loans shall be included in the Commitments of the Lenders, and each Swingline Borrowing will reduce correspondingly the amount of the available Commitment of each Lender on a pro rata basis based on each Lender’s Commitment Percentage.

SECTION 2.04   [Reserved.]

SECTION 2.05    Fees.

(a)           The Borrower hereby agrees to pay to the Administrative Agent, for the ratable account of each Lender, a facility fee (the “Facility Fee”) equal to such Lender’s Commitment multiplied by a rate per annum equal to the “Facility Fee” under the definition of Applicable Margin from the date hereof to the Final Fee Payment Date, payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2011, and on the Final Fee Payment Date.

(b)           The Borrower hereby agrees to pay such other fees as are specified in the Fee Letter.

SECTION 2.06    Reduction of Commitments.

(a)           Voluntary.

(i)           Subject to Section 2.07(b)(i) and (ii), upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided, that (A) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 in excess thereof, and (B) no reduction shall be made which would reduce the Commitment to an amount less than the sum of the then outstanding Extensions of Credit.  Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated.

(ii)          Subject to Section 2.07(b)(iii), upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Swingline Commitment at any time or from time to time; provided, that (A) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $1,000,000 in excess thereof, and (B) no reduction shall be made which would reduce the Swingline Commitment to an amount less than the sum of the then outstanding Swingline Loans.  Any reduction in (or termination of) the Swingline Commitment shall be permanent and may not be reinstated.

(b)           Mandatory.

(i)           On the Termination Date, the Commitments shall automatically and permanently be reduced to zero.

(ii)          On the Current Stated Termination Date, the Commitments of Non-Consenting Lenders shall automatically and permanently be reduced to zero.

SECTION 2.07    Prepayment of Loans.

(a)           Voluntary Prepayments.  The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty upon one Business Days’ prior written notice to the Administrative Agent; provided, that (i) LIBOR Rate Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of LIBOR Rate Loans will be subject to Section 2.12(e), (ii) each such partial prepayment of Loans (other than Swingline Loans) shall be in the minimum principal amount of $10,000,000, and (iii) each such partial prepayment of Swingline Loans shall be in a minimum principal amount of $500,000 (or such lesser amount that may be outstanding at any such time).  Amounts prepaid hereunder shall be applied first to Swingline Loans until paid in full, second to Base Rate Loans until paid in full and third to LIBOR Rate Loans, in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.

(b)           Mandatory Prepayments.

(i)           If at any time the amount of the Extensions of Credit exceed the Commitments, the Borrower shall immediately make a principal payment to the Administrative Agent for the ratable accounts of the Lenders in an amount necessary together with (A) accrued interest to the date of such prepayment on the principal amount repaid or prepaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e), so that the Extensions of Credit do not exceed the Commitments.  Any payments made under this Section 2.07(b)(i) shall be applied first to Swingline Loans until paid in full, second to Base Rate Loans until paid in full and third to LIBOR Rate Loans in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.

(ii)          On each date on which the Commitment is decreased pursuant to Section 2.06, the Borrower shall pay or prepay to the Administrative Agent for the ratable accounts of the Lenders such principal amount of the outstanding Loans as shall be necessary, together with (A) accrued interest to the date of such prepayment on the principal amount repaid or prepaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e), so that the aggregate amount of the Lenders’ Extensions of Credit does not exceed the Commitments. Any payments made under this Section 2.07(b)(ii) shall be applied first to Swingline Loans until paid in full, second to Base Rate Loans until paid in full and third to LIBOR Rate Loans in direct order of Interest Period maturities until paid in full, pro rata among all Lenders holding same.

(iii)         On each date on which the Swingline Commitment is reduced pursuant to Section 2.06(a)(ii), the Borrower shall pay or prepay to the Administrative Agent for the ratable accounts of the Lenders or prepay such principal amount outstanding of Swingline Loans, together with accrued interest to the date of such prepayment on the principal amount repaid or prepaid, if any, as may be necessary so that after such payment the aggregate unpaid principal amount of Swingline Loans does not exceed the amount of the Swingline Commitment as then reduced.

(iv)         On the Termination Date, the Borrower shall pay to the Administrative Agent for the ratable accounts of the Lenders, the principal amount of all Loans then outstanding, together with (A) accrued interest to the date of such payment on the principal amount repaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e).

(v)          Notwithstanding anything set forth herein to the contrary, prior to or simultaneously with the receipt of proceeds related to the remarketing of Bonds purchased pursuant to one or more Term Drawings, the Borrower shall directly, or through the applicable remarketing agent or Tender Agent on behalf of the Borrower, repay or prepay (as the case may be) then-outstanding Tender Advance Revolving Loans (in the order in which they were made), and then other outstanding Obligations hereunder, by paying to the Administrative Agent for the pro rata share of the Banks an amount equal to the sum of (A) the aggregate principal amount of the Bonds remarketed plus (B) all accrued interest on the principal amount of Tender Advance Revolving Loans and/or other Obligations so repaid or prepaid plus (C) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Banks in respect thereof pursuant to Section 2.12(e).

SECTION 2.08    Increase in Commitment.

(a)           The Borrower may increase the aggregate amount of the Commitments by an amount not greater than $50,000,000 (any such increase, a “Commitment Increase”) by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more assignees reasonably acceptable to the Administrative Agent that at the time agree, in the case of any existing Lender to increase its Commitment (an “Increasing Lender”) and, in the case of any other assignee (an “Additional Lender”), to become a party to this Agreement.  The sum of the increases in the Commitments of the Increasing Lenders pursuant to this Section 2.08 plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase or be less than $10,000,000 in the aggregate and integral multiples of $5,000,000 in excess thereof.  The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.08 to the Administrative Agent, which shall promptly provide a copy of such notice to the Lenders.

(b)           Any Commitment Increase shall become effective upon (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new commitments and Commitment Percentage of each such Lender and setting forth  the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Commitment Increase and such opinions of counsel for the Borrower with respect to the Commitment Increase as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Loan(s) to be made by each such Lender described in paragraph (c) below, (iii) receipt by the Administrative Agent of the reasonable fees and expenses of the Administrative Agent and Lenders associated with such Commitment Increase, and (iv) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such Commitment Increase (X) no Default or Event of Default has occurred and is continuing, and (Y) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects as of the date of the Commitment Increase.

(c)           If any Loans are outstanding upon the effective date of any Commitment Increase, each Increasing Lender and each Additional Lender shall provide funds to the Administrative Agent in the manner described in Section 2.03(d) in an amount equal to the product of (i) the aggregate outstanding principal amount of such Loans (other than Swingline Loans), expressed as a percentage of the aggregate Commitments (calculated, in each case, immediately after such Commitment Increase) and (ii) in the case of an Increasing Lender, such Increasing Lender’s Commitment Increase and, in the case of an Additional Lender, such Additional Lender’s Commitment.  The funds so provided by any such Lender shall be deemed to be a Loan or Loans made by such Lender on the date of such Commitment Increase, with such Loan(s) being in (A) in an amount equal to the product of (I) the aggregate outstanding principal amount of each Loan (other than Swingline Loans) expressed as a percentage of the aggregate Commitments (calculated, in each case, immediately prior to such Commitment Increase) and (II) in the case of an Increasing Lender, such Increasing Lender’s Commitment Increase and, in the case of an Additional Lender, such Additional Lender’s Commitment and (B) of the same Type(s) and having the same Interest Periods(s) as each Loan described in the preceding clause (A), such that after giving effect to such Commitment Increase and the Loans made on the date of such Commitment Increase, each Loan outstanding hereunder shall consist of Loans made ratably by all of the Lenders (after giving effect to such Commitment Increase).  The Borrower shall pay to the Administrative Agent any amounts payable pursuant to Section 2.12(e) in connection with such Commitment Increase.

(d)           Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Loans on such date pursuant to paragraph (c) above, all calculations and payments of Facility Fees and of interest on the Loans comprising any Loan shall take into account the actual Commitment of each Lender (including the Additional Lender) and the principal amount outstanding of each Loan made by each such Lender during the relevant period of time.

SECTION 2.09    Evidence of Debt; Notes.

(a)           Evidence of Debt.  The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender and by the Administrative Agent on its books; provided, that the failure of such Lender or the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note with respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.  In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the Obligations of the Borrower therein recorded. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)           Revolving Loan Notes.  The Revolving Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by Revolving Loan Notes in a principal amount equal to the amount of such Lender’s Commitment Percentage multiplied by the Commitment as originally in effect.

(c)           Swingline Note.  The Swingline Loans made by the Swingline Lender to the Borrower shall be evidenced, upon request by the Swingline Lender, by a Swingline Note in a principal amount equal to the Swingline Commitment.

SECTION 2.10    Interest Rates.

(a)           Interest Rates.  Subject to the provisions of this Section, at the election of the Borrower, (i) Loans (other than Swingline Loans) shall bear interest at (A) the Base Rate plus the Applicable Base Rate Margin or (B) the LIBOR Rate plus the Applicable LIBOR Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.12(e) of this Agreement) and (ii) any Swingline Loan shall bear interest at either (X) the LIBOR Market Index Rate plus the Applicable LIBOR Margin or (Y) the Base Rate plus the Applicable Base Rate Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.13.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan or the date of the Conversion of any LIBOR Rate Loan into such a LIBOR Rate  Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below (“Interest Period”) and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period (or such other day as may be selected by the Borrower in accordance with the provisions hereof) and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 14 days or one, two, three or six months, in each case as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.03(a)(i)(B); provided, however, that:

(i)           the Borrower may not select any Interest Period with respect to any Revolving Loan that ends after the Termination Date, and in no event shall an Interest Period of any Loan extend beyond the Termination Date;

(ii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)         any Interest Period for a LIBOR Rate Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iv)         no more than eight (8) Interest Periods may be in effect at any time.

(c)           Default Rate.  Subject to Section 7.02, immediately upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable LIBOR Margin) then applicable to such LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)           Interest Payment and Computation.  (i) Interest on each Base Rate Loan and Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2011, provided, however, that interest on each Swingline Loan bearing interest at the rate described in Section 2.03(a)(ii)(C)(I) shall be payable in arrears on the date such Swingline Loan is repaid; and (ii) interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3)-month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)           Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. (Charlotte, North Carolina time) on the date specified for payment under this Agreement to the Administrative Agent at the office of the Administrative Agent as set forth in Section 10.02 (the “Administrative Agent’s Office”) for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below), and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on a Swingline Loan or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender, except as set forth in Section 2.20.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.12(e), 2.14, 2.17, 10.05 or 10.07 shall be paid to the Administrative Agent for the account of the applicable Lender.  If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(f)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate amount of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 2.11   Additional Interest on LIBOR Rate Loans

.  The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities and which are not required on the date of this Agreement, additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Lender, from the date of such LIBOR Rate Loan until such principal amount is paid in full, at the LIBOR Rate, payable on each date on which interest is payable on such LIBOR Rate Loan.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent and shall be conclusive, absent manifest error.

SECTION 2.12    Interest Rate Determination; Changed Circumstances.

(a)           Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10.

(b)           Automatic Conversion. If the Borrower shall fail to (i) select the duration of any Interest Period for any LIBOR Rate Loans in accordance with the provisions of Section 2.10(b), (ii) provide a Notice of Conversion/Continuation with respect to any LIBOR Rate Loans on or prior to 11:00 a.m., Charlotte, North Carolina time, on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of LIBOR Rate Loans or (iii) satisfy the conditions set forth in Section 2.13 with respect to a Conversion, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such LIBOR Rate Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(c)           Circumstances Affecting LIBOR Rate Availability. If, with respect to any LIBOR Rate Loans (or a conversion to or continuation thereof), (i) the Administrative Agent shall determine (which determination shall be conclusive and binding, absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Required Lenders notify the Administrative Agent or the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) and notify the Administrative Agent that the LIBOR Rate for any Interest Period for such LIBOR Rate Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i)           each LIBOR Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(ii)          the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the Required Lenders) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(e)           Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (ii) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (iii) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, the Lenders and the Issuing Lender contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 2.13    Voluntary Conversion of Loans.

 The Borrower may on any Business Day, by delivering an irrevocable Notice of Conversion/Continuation (a “Notice of Conversion/Continuation”) in the form of Exhibit E hereto to the Administrative Agent not later than 11:00 a.m., Charlotte, North Carolina time, on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.10, 2.15 and 4.03, Convert all Loans of one Type made simultaneously into Loans of the other Type; provided, that any Conversion of any LIBOR Rate Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans.

SECTION 2.14    Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)          subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or Issuing Lender); or

(iii)         impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of the foregoing shall be in the aggregate to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, the Lenders and the Issuing Lender contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(b)           Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or the Issuing Lender the Borrower shall promptly pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender holding company for any such reduction suffered. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, the Lenders and the Issuing Lender contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(c)           Certificates for Reimbursement.  A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15    Illegality.

           Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation (in each case made after the date hereof) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make LIBOR Rate Loans, or to fund or maintain LIBOR Rate Loans hereunder, (a) the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the affected Lender) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and (b) the Borrower shall pay (i) on the last day of the applicable Interest Period, or (ii) if the failure to prepay immediately would cause any Lender to be in violation of such law or regulation, immediately, in full all LIBOR Rate Loans of all Lenders then outstanding, together with interest accrued thereon and amounts payable pursuant to Section 2.12(e), unless, in either case, the Borrower, within five Business Days of notice from the Administrative Agent (or such shorter, maximum period of time, specified by the Administrative Agent, as may be legally allowable), Converts all LIBOR Rate Loans of all Lenders then outstanding into Base Rate Loans in accordance with Section 2.13.

SECTION 2.16    Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.

The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate (or, if such amount is not made available for a period of three (3) Business Days after the borrowing date, the Base Rate) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.16 shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to the Loan hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 2.17    Taxes; Foreign Lenders.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)         any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly after the receipt of such refund pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is finally required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, the Lenders and the Issuing Lender contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(h)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

SECTION 2.18   Extension of Stated Termination Date.

(a)           The Borrower may, by sending written request in substantially the form of Exhibit I (an “Extension Letter”) to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), no earlier than seventy-five (75) days and no later than twenty (20) days prior to any annual anniversary of the Closing Date (each an “Anniversary Date”), request that the Lenders extend the Stated Termination Date to the day that is one year after the then existing Stated Termination Date (each such request being referred to herein as an “Extension”); provided, that such Extension shall only take effect if Lenders holding at least 51% of the aggregate Commitments as of the applicable Election Date advise the Administrative Agent as required herein of their agreement to participate in such Extension (the “Extension Condition”).  The Stated Termination Date may be extended pursuant to this Section 2.18 on up to two occasions; provided that, in no event shall the Stated Termination Date extend beyond May 5, 2017.

(b)           Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given no later than fifteen (15) days after the receipt of any applicable Extension Letter by the Administrative Agent (each an “Election Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such Extension.  The election of any Lender to agree to any Extension shall not obligate any other Lender to so agree.  The failure of any Lender to respond to a request for an Extension prior to the applicable Election Date shall be deemed to be a decision by such Lender not to extend the Stated Termination Date.

(c)           If the Extension Condition shall not have been satisfied as of the applicable Election Date, then the Commitments shall terminate on the then existing Stated Termination Date (the Stated Termination Date in effect immediately after the receipt by the Administrative Agent of an Extension Letter but prior to the Extension so requested in such Extension Letter taking effect shall be referred to herein as the "Current Stated Termination Date") and all Loans then outstanding (together with accrued interest thereon and any other amounts owing under the Loan Documents) shall be due and payable on the Current Stated Termination Date, subject to any additional requested Extension permitted pursuant to this Section 2.18.

(d)           If the Extension Condition shall have been satisfied as of any applicable Election Date, then the Borrower shall notify the Administrative Agent within two (2) Business Days of such Election Date as to whether (i) the Extension will take effect as of such Election Date or (ii) despite satisfaction of the Extension Condition, such Extension will not take effect, in which case the Commitments shall terminate on the Current Stated Termination Date and all Loans then outstanding (together with accrued interest thereon and any other amounts owing under the Loan Documents) shall be due and payable on the Current Stated Termination Date.  If the Borrower fails to notify the Administrative Agent within two (2) Business Days as required by the immediately preceding sentence, then the Borrower shall be deemed to have elected for such Extension to take effect as of the applicable Election Date.  If an Extension takes effect pursuant to either of the first two sentences of this Section 2.18(d), such Extension shall be deemed to have taken effect solely as to those Lenders (each, a “Consenting Lender”) that shall have agreed to the requested Extension on or prior to the applicable Election Date and, as to such Consenting Lenders, the Stated Termination Date shall be the date that is one year after the Current Stated Termination Date, subject to any additional Extension agreed upon pursuant to this Section 2.18.  If an Extension becomes effective as to some and not all of the Lenders (each Lender who shall not have agreed to the Extension as of the Election Date, a “Non-Consenting Lender”), then:

(i)           subject to clause (ii) of this Section 2.18(d), the Commitment of each Non-Consenting Lender shall terminate on the Stated Termination Date in effect prior to such Extension taking effect, and all Loans and other amounts payable hereunder to such Non-Consenting Lender shall become due and payable on the Stated Termination Date in effect prior to such Extension taking effect and, on the Stated Termination Date in effect prior to such Extension taking effect, the aggregate Commitments of the Lenders hereunder shall be reduced by the aggregate Commitments of the Non-Consenting Lenders so terminated on such Stated Termination Date;

(ii)          the Borrower may, at its own expense, on or prior to the Stated Termination Date in effect prior to such Extension taking effect, require any Non-Consenting Lender to transfer and assign without recourse or representation (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 10.09) all of such Non-Consenting Lender’s interests, rights and obligations under the Loan Documents (including with respect to any L/C Obligations) to one or more banks or other financial institutions (which may include any Lender) (each, an “Additional Commitment Lender”), provided, that (A) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed), (B) such assignment shall become effective no later than the Stated Termination Date in effect prior to such Extension taking effect and (C) the Additional Commitment Lender shall pay to such Non-Consenting Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Consenting Lender hereunder and all other amounts accrued for such Non-Consenting Lender's account or owed to it hereunder; and

(iii)         in all cases, each Non-Consenting Lender shall be required to maintain its original Commitment up to the Stated Termination Date in effect prior to such Extension taking effect.

(e)           Notwithstanding the foregoing, no extension of the Stated Termination Date shall become effective unless, on the applicable Anniversary Date, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated the applicable Anniversary Date and executed by the chief executive officer or chief financial officer of the Borrower.

SECTION 2.19    Extension of Stated Expiration Date of Bond L/Cs.

Unless each Bond L/C outstanding pursuant hereto shall have expired in accordance with its terms on the Cancellation Date, at least ninety (90) days before the Stated Expiration Date of any Bond L/C, the Borrower may request the Issuing Lender, with the consent of all the Lenders, by notice to the Administrative Agent in writing (each such request being irrevocable) to extend for a 364-day period the Stated Expiration Date for such Bond L/C.  If the Borrower shall make such a request, then the Administrative Agent shall promptly notify the Lenders thereof, and if the Issuing Lender and all of the Lenders, in their sole discretion, elect to extend the Stated Expiration Date for such Bond L/C then in effect, the Administrative Agent shall deliver to the Borrowers a notice (herein referred to as a “Notice of Extension”) designating the date to which the Stated Expiration Date for such Bond L/C will be extended and the conditions of such consent (including, without limitation, conditions relating to legal documentation and the consent of the applicable Trustee).  If all such conditions are satisfied and such extension of the Stated Expiration Date for such Bond L/C shall be effective, thereafter all references in this Agreement to the Stated Expiration Date for such Bond L/C shall be deemed to be references to the date designated as such in such legal documentation.  Any date to which the Stated Expiration Date for such Bond L/C has been extended in accordance with this Section 2.19 may be extended in like manner.  Failure of the Administrative Agent to deliver a Notice of Extension as herein provided within thirty (30) days of a request by the Borrower to extend such Stated Expiration Date for such Bond L/C shall constitute an election by the Issuing Lender and the Lenders not to extend the Stated Expiration Date for such Bond L/C.

SECTION 2.20    Application of Amounts Received Under Related Documents.

Upon receipt by the Issuing Lender from time to time of any amount pursuant to the terms of any Related Document (other than pursuant to the terms of this Agreement), the Issuing Lender shall promptly deliver to the Administrative Agent any such amount.  Upon receipt by the Administrative Agent of any such amount, the Administrative Agent shall distribute such amounts as follows:

First:             To the Issuing Lender in an amount equal to any draw under the Bond L/Cs not reimbursed in full by the Borrower pursuant to the terms hereof on the date of such distribution;

Second:         To the Issuing Lender (for its own account), the Administrative Agent (for its own account) and the Lenders, pro rata, in an amount equal to the commissions and fees due and payable hereunder to the Issuing Lender, the Administrative Agent and the Lenders on the date of such distribution and in respect of Bond L/Cs;

Third:            To the Lenders, pro rata, in an amount equal to the interest due and payable on any Tender Advance Revolving Loan outstanding hereunder on the date of such distribution;

Fourth:         To the Lenders, pro rata, in an amount equal to the principal due and payable on any Tender Advance Revolving Loan outstanding hereunder on the date of such distribution;

Fifth:             To the Issuing Lender (for its own account) and the Administrative Agent (for its own account), in an amount equal to any amount due and payable to the Issuing Lender and the Administrative Agent in their capacities as such pursuant to Section 10.07 hereof on the date of such distribution;

Sixth:            To the Lenders, pro rata, in an amount equal to any amount due and payable to the Lenders pursuant to Section 10.07 hereof on the date of such distribution; and

Seventh:       To the Issuing Lender (for its own account), the Administrative Agent (for its own account) and the Lenders, pro rata, for any other Obligations not described above due and payable hereunder to such Persons on the date of such distribution.

SECTION 2.21    Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.09, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment provided that such Lender is not a Defaulting Lender at the time of such assignment)); provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.09;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(e) as if such assignment was a payment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

[End of Article II]

ARTICLE III

L/C FACILITY

SECTION 3.01    Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) up to an outstanding amount at any time not to exceed $100,000,000 for the account of the Borrower on any Business Day from the Closing Date to, but not including, the date that is ninety (90) days prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate principal amount of outstanding Extensions of Credit would exceed the Commitments.  The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to, and governed by, the terms and conditions hereof.

(b)           Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 or such smaller amounts as may be agreed to by the Borrower and the Issuing Lender, (ii) be a letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) (A) expire on a date not later than five (5) Business Days prior to the Termination Date, (B) have a term not exceeding one year, (C) and otherwise be reasonably satisfactory to the Issuing Lender, and (iv) be subject to the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any Existing Letters of Credit, unless the context otherwise requires.

SECTION 3.02    Procedure for Issuance of Letters of Credit.

The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.01 and Article IV, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s L/C Participation therein.

SECTION 3.03    Commissions and Other Charges.

(a)           The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit (other than Bond L/Cs) in an amount equal to the product of (i) the average daily maximum amount available to be drawn during the relevant quarter under such Letter of Credit and (ii) the Applicable Letter of Credit Fee Margin (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date, commencing on the last Business Day of the calendar quarter in which such Letter of Credit is issued.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.03(a) in accordance with their respective Commitment Percentages.

(b)           In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a fronting fee with respect to each Letter of Credit issued on or after the Closing Date in the amount and calculated in the manner set forth in the Fee Letter (the “Fronting Fee”).  Such Fronting Fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date.

(c)           In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, transferring, amending or otherwise administering any Letter of Credit, including, without limitation, an amount equal to $100 per draw with respect to any Bond L/C.

SECTION 3.04    L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued (or deemed issued) hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage multiplied by the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate (or Base Rate, if such amount is not paid within three Business Days of demand) as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.04(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.04(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.04, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise) including, without limitation, payments made pursuant to Section 3.03, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.05    Reimbursement Obligation of the Borrower.

(a)           Letters of Credit.

(i)           Except as otherwise provided in Section 3.05(b), in the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section 3.05(a) or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower (or if such notice is received by Borrower after 1:00 p.m. Charlotte, North Carolina time, on the next succeeding Business Day) of the date and amount of a draft paid under any such Letter of Credit for the amount of (A) such draft so paid and (B) any amounts referred to in Section 3.03(c) incurred by the Issuing Lender in connection with such payment.

(ii)           Except as otherwise provided in Section 3.05(b), unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for any such drawing under any Letter of Credit from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Loan bearing interest at the Base Rate plus the Applicable Base Rate Margin on such date in the amount of (A) such draft so paid and (B) any amounts referred to in Section 3.03(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Loan bearing interest at the Base Rate plus the Applicable Base Rate Margin in such amount, and, notwithstanding anything in this Agreement to the contrary, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  If the Borrower has elected to pay the amount of any such drawing from other sources or funds and shall fail to reimburse the Issuing Lender as provided in this Section 3.05(a), the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

(b)           Bond L/Cs.

(i)           If the Issuing Lender shall make any payment under a Bond L/C in response to a Term Drawing and, on the date of such payment, the conditions precedent set forth in Section 4.03 shall have been fulfilled, then, unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for any such drawing under such Bond L/C from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Loan to the Borrower equal to the principal amount of the Bonds purchased with the proceeds of such Term Drawing (each such Revolving Loan being a “Tender Advance Revolving Loan”).  Each Tender Advance Revolving Loan shall bear interest, initially at the Base Rate plus the Applicable Base Rate Margin and shall be deemed to be a Base Rate Loan, and thereafter at the Base Rate plus the Applicable Base Rate Margin or the LIBOR Rate plus the Applicable LIBOR Margin, as selected by the Borrower in accordance with Section 2.13.  Notwithstanding anything to the contrary set forth in this Agreement, principal of each Tender Advance Revolving Loan, together with all accrued interest thereon, shall be due and payable on the earliest to occur of (A) the Termination Date, (B) the date on which the applicable Pledged Bonds are redeemed or cancelled, (C) the date on which the applicable Pledged Bonds are remarketed and (D) the date on which the applicable Letter of Credit is replaced by a substitute letter of credit.  To the extent that the Administrative Agent receives interest payable on account of any Pledged Bonds such interest received shall be applied and credited first against accrued and unpaid interest on the Tender Advance Revolving Loan that financed the Term Drawing in respect of which such Pledged Bonds were purchased.

(c)           Each Lender acknowledges and agrees that its obligation to fund a Revolving Loan, including any Tender Advance Revolving Loan, in accordance with this Section 3.05 and to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default other than a Default or Event of Default that the Issuing Lender had actual knowledge of at the time of the issuance of such Letter of Credit.

SECTION 3.06    Obligations Absolute.

The Borrower’s obligations under this Article III (including, without limitation, the Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s reimbursement obligation under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, except for such matters caused by the Issuing Lender’s gross negligence or willful misconduct.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in ISP 98 or the Uniform Customs, as the case may be, and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or Lenders.

SECTION 3.07    Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.08; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (a) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (b) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.08; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (a) such payment is a payment of the principal amount of any Loans or participations in L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (b) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participations in L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participations in L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 3.07(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees

(A)           Each Defaulting Lender shall be entitled to receive the fees set forth in Section 3.03 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.08.

(B)           With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.08.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 3.07(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)           Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 3.07(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

SECTION 3.08    Cash Collateral.

(a)           Subject to Sections 3.07(a)(iv) and (v) hereof, at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.07(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.08 or Section 3.07 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)         Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.08 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 3.07 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

[End of Article III]

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01   Conditions Precedent to the Execution and Delivery of this Agreement. The obligation of the Lenders to execute and deliver this Agreement and to issue Letters of Credit and to make Loans on the Closing Date is subject to the conditions precedent that the Administrative Agent (and the Lenders, if applicable) shall have received on or before the Closing Date, the following, each dated such date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, with copies for each Lender:

(a)           Agreement.  Receipt by the Administrative Agent of counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, the Issuing Lender and the Lenders;

(b)           Secretary’s Certificate.  Receipt by the Administrative Agent of (i) a certificate of the secretary or assistant secretary of the Borrower, as applicable, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) that attached thereto is a true and complete copy of the by-laws of the Borrower in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or consents, as applicable, duly adopted by the board of directors of the Borrower authorizing, as applicable, the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the organizational documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing attached thereto, and (E) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement and any other document delivered in connection herewith on its behalf; and (ii) a certificate of another officer as to the incumbency and specimen signature of such secretary or assistant secretary executing the certificate pursuant to (A) above;

(c)           Officer’s Certificate.  Receipt by the Administrative Agent of a certificate from the Borrower, executed on its behalf by the chief executive officer or chief financial officer of the Borrower, as applicable, in form reasonably satisfactory to the Administrative Agent, to the effect that, as of the Closing Date, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct); that the Borrower is not in violation or aware of any event that would have a Material Adverse Effect on the business or operation as reflected in the Disclosure Documents; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents in any material respect; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions precedent set forth in this Section 4.01;

(d)           Consents.  Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder, member, partner and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, desirable, in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby;

(e)           Proceedings. Receipt by the Administrative Agent of a certificate from the Borrower certifying that no action, proceeding, investigation, regulation or legislation has been instituted, or, to the Borrower’s knowledge, threatened or proposed before any court, government agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s reasonable determination, would prohibit the extension of Letters of Credit or could reasonably be expected to result in any such prohibition or a Material Adverse Effect;

(f)            Financial Statements.  Receipt by the Administrative Agent of the Disclosure Documents and financial statements required pursuant to Section 6.03, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in this Agreement;

(g)           Good Standing Certificate.  Receipt by the Administrative Agent of a certificate of good standing for the Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the State of New Jersey;

(h)           Fees.  Receipt by the Administrative Agent and the Lenders of the fees set forth or referenced in this Agreement and any other accrued and unpaid fees, expenses or commissions due hereunder (including, without limitation, legal fees and expenses of counsel to the Administrative Agent), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges related to the Loan Documents, in each case which are invoiced on or prior to the Closing Date;

(i)            Notice required by Section 4.02.  Receipt by the Administrative Agent of the notice required under Section 4.02;

(j)            Note.  If requested by any Lender, a Note, payable to the order of such Lender, duly completed and executed by the Borrower;

(k)           Opinions.  Opinions of Cozen O’Connor, counsel to the Borrower, in substantially the form of Exhibit F hereto, and as to such other matters as the Administrative Agent and the Lenders may reasonably request, addressed to the Administrative Agent and the Lenders, and, in connection with the issuance of any Bond L/C, other opinions or comfort letters from bond counsel for the applicable Bonds in such form as is reasonably acceptable to the Administrative Agent;

(l)            Existing Credit Facility.  Receipt by the Administrative Agent of confirmation acceptable to the Administrative Agent that all Indebtedness under the Existing Credit Facility (except for the Existing Letters of Credit), has been, or will be simultaneously, terminated and indefeasibly paid in full;

(m)          Appointment of Remarketing Agent.  With respect to the issuance of each Bond L/C, evidence that the remarketing agent for the applicable Bonds relating to such Bond L/C has acknowledged and accepted in writing its appointment as remarketing agent with respect to such Bonds; and

(n)           Other.  Receipt by the Administrative Agent of all other opinions, certificates and instruments in connection with the transactions contemplated by this Agreement reasonably satisfactory in form and substance to the Required Lenders.

SECTION 4.02    Additional Conditions Precedent. The obligation of the Lenders and the Issuing Lender to (i) make Loans and issue Letters of Credit, including, without limitation, the making of any Loans, the incurring of any L/C Obligations or the issuance of any Letters of Credit on the Closing Date, (ii) Convert a Base Rate Loan into a LIBOR Rate Loan or from a LIBOR Rate Loan into another LIBOR Rate Loan, (iii) issue the Letters of Credit upon Application therefor, or (iv) extend the Stated Termination Date, shall be subject to the further conditions precedent that on the date of such Conversion, issuance or Extension of the Stated Termination Date, as the case may be:

(a)           The Administrative Agent shall have received a Notice of Borrowing, Application or Extension Letter, as the case may be, signed by duly authorized officer of the Borrower, dated such date, stating that:

(i)           The representations and warranties of the Borrower contained in Section 5.01 of this Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of the issuance of such Letter of Credit or the making of such Loan or other Extension of Credit, Conversion, or Extension of the Stated Termination Date, as applicable, as though made, Converted, issued or extended, as applicable, on and as of such date, both before and after giving effect to the issuance of such Letter of Credit, Loan, Extension of Credit, Conversion, or Extension of the Stated Termination Date, as applicable, and to the application of the proceeds thereof;

(ii)          Since December 31, 2010, there has been no Material Adverse Effect, provided, however, that this clause (ii) shall only be applicable to the initial Extension of Credit and shall not be applicable to any issuance of a Letter of Credit or making of a Loan or other Extension of Credit, Conversion or Extension of the Stated Termination Date, occurring on a date after the Closing Date; and

(iii)         No event has occurred and is continuing, or would result from the issuance of such Letter of Credit, the making of such Loan or other Extension of Credit, Conversion or Extension of the Stated Termination Date, as applicable, or the application of the proceeds thereof, as the case may be, which constitutes a Default or an Event of Default.

(b)           The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

(c)           Receipt by the Administrative Agent of a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans that are made on or after the Closing Date are to be disbursed.

Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (a)(i) through (a)(iii) above are not true and correct, the Borrower shall be deemed to have represented and warranted that, on the date of any Loan or other Extension of Credit, Conversion, issuance of the Letter of Credit or Extension of the Stated Termination Date, as applicable, the above statements are true.

SECTION 4.03    Conditions Precedent to Each Tender Advance Revolving Loan.

The obligation of the Lenders to make each Tender Advance Revolving Loan shall be subject to the condition precedent that, on the date of the related Term Drawing, the following statements shall be true:

(a)           The representations and warranties contained in Section 5.01 of this Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of such Tender Advance Revolving Loan as though made on and as of such date, both before and after giving effect to such Tender Advance Revolving Loan and to the application of the proceeds thereof;

(b)           The Bonds to be purchased with the proceeds of the applicable Term Drawing relating to such Tender Advance Revolving Loan shall simultaneously be pledged in accordance with the applicable Indenture and Pledge Agreement and Article VIII hereof; and

(c)           No event has occurred and is continuing, or would result from such Tender Advance Revolving Loan or the application of the proceeds thereof, which constitutes a Default or an Event of Default.

Unless the Borrower shall have previously advised the Lenders in writing that one or more of the statements contained in clauses (a) and (c) above is no longer true the Obligors shall be deemed to have represented and warranted, on the date of any Tender Advance Revolving Loan made by the Banks hereunder, that on such date the above statements are true.

SECTION 4.04    Reliance on Certificates.

Each of the Lenders, the Issuing Lender and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form reasonably acceptable to the Administrative Agent, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on its behalf.

[End of Article IV]

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01    Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows:

(a)           Each of the Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by the Borrower of this Agreement, each Loan Document and each Related Document to which it is a party are within the Borrower’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Borrower’s certificate of incorporation, (ii) any law, rule or regulation applicable to the Borrower or (iii) any contractual or legal restriction binding on or affecting the Borrower, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower, except as provided in this Agreement and any other the Loan Document or Related Document.

(c)           No Governmental Action is required for the execution or delivery by the Borrower of this Agreement, any other Loan Document or any Related Document to which it is a party or for the performance by the Borrower of its obligations under this Agreement, any other Loan Document or any Related Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

(d)           This Agreement and each Loan Document and Related Document to which the Borrower is a party is a legal, valid and binding obligation of the Borrower party thereto, enforceable against the Borrower in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

(e)           Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Effect.

(f)           The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at December 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Lender, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2010, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

(g)           The issuance of, and the existence of, the Letters of Credit, the making of Loans and the other Extensions of Credit and the use of the proceeds thereof will comply with all provisions of Applicable Law in all material respects.

(h)           Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            Intentionally Deleted.

(j)           Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any drawing on the Letters of Credit, any Loan or any other Extension of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(k)           Compliance with ERISA as follows:

(i)           The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired or, if the remedial amendment period has expired, where a determination letter submission was timely made.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)          Except where failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Pension Plan has been terminated, nor has any unpaid minimum required contributions (as defined in Section 430 of the Code) (without regard to any waiver granted under Section 430 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iii)         Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, or (C) failed to make a required contribution or payment to a Multiemployer Plan;

(iv)         No Termination Event has occurred or is reasonably expected to occur;

(v)          Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(l)            The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that the Borrower or any such Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

(m)          No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default could reasonably be expected to result in a Material Adverse Effect.

(n)           As of the Closing Date, the Borrower and each of its Subsidiaries will be Solvent.

(o)           As of the Closing Date, the capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.

(p)           The Borrower and each Subsidiary of the Borrower has good and marketable title to all material assets and other property purported to be owned by it.

(q)           None of the properties or assets of the Borrower is subject to any Lien, except Permitted Liens.

(r)            All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Administrative Agent and the Lenders in connection with the matters covered by this Agreement were, at the time the same were so furnished, complete and correct in all material respects.  No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

(s)           The performance of this Agreement and the transactions contemplated herein will not affect the status of any Bonds as being exempt from Federal income tax under the Code.

(t)            All Bonds have been duly authorized, authenticated, issued and delivered and are the legal, valid and binding obligations of the issuer of such Bonds, subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally, and are not in default.

(u)           None of the Borrower, any Subsidiary, or any Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.  The Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Patriot Act.

(v)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, all properties now or in the past owned, leased or operated by the Borrower and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(w)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(x)            Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof has received any written or verbal notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(y)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been disposed of, on or transported to or from the properties now or in the past owned, leased or operated by the Borrower or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(z)            Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary thereof or such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(aa)          Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, there has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

[End of Article V]

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01    Affirmative Covenants.

 Until the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Borrower will, and will cause each of its Subsidiaries, unless the Required Lenders shall otherwise consent in writing, to:

(a)           Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Effect.

(b)           Maintenance of Properties, Etc.  Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Effect.

(c)           Ownership.  Cause the Parent to own, at all times, 100% of the Capital Stock having voting rights of Borrower.

(d)           Compliance with Material Contractual Obligations, Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Environmental Laws, and other health and safety matters.

(e)           Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

(f)            Visitation Rights; Keeping of Books.  At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.

(g)           Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(h)           Use of Proceeds.  Use the proceeds of the facility created by this Agreement solely for the following purposes: (i) on the Closing Date, the repayment in full of all loans or reimbursement obligations under the Existing Credit Facility; and (ii) on and after the Closing Date, general corporate purposes, including, without limitation, issuance of Letters of Credit to support certain taxable and tax-exempt bonds, and working capital needs of the Borrower.

(i)            Loan Documents.   Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.

(j)            Risk Management.  Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.

(k)           Redemption or Defeasance of Bonds.  Use its best efforts to cause the applicable Bond L/C to be surrendered for cancellation to the Issuing Lender upon redemption or defeasance of all of the applicable Bonds for which such Bond L/C was issued.

(l)            Registration of Bonds.  Cause all Bonds which it acquires, or which it has had acquired for its account, to be registered forthwith in accordance with the applicable Indenture and Pledge Agreement and Article VIII hereof.

(m)          OFAC Compliance.  Comply with any obligations that it may have under the Patriot Act, all laws and executive orders administered by OFAC and all regulations promulgated and executive orders having the force of law issued pursuant thereto, as amended or supplemented from time to time (collectively, “AML and Anti-Terrorist Acts”).  In the event that the Borrower becomes aware that it is not in compliance with any applicable AML and Anti-Terrorist Acts, the Borrower shall notify the Administrative Agent and diligently take all actions required thereunder to become compliant.

(n)           Further Assurances.  At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Lenders through the Administrative Agent may reasonably request, to enable the Lenders and the Administrative Agent to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder.  In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Effect.

(o)           Compliance with ERISA.  (i) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (y) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (z) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (zz) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

(p)           Environmental Notices. The Borrower shall furnish to the Administrative Agent, on behalf of the Lenders prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting its properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q)           Environmental Matters. Except where it could not reasonably be expected to have a Material Adverse Effect, the Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from its properties any Hazardous Materials other than as disclosed to the Lenders in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r)            Environmental Release. Upon becoming aware of the occurrence of an Environmental Release that could reasonably be expected to have a Material Adverse Effect, the Borrower will promptly investigate the extent of, and comply in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the noncompliance with which would not have a Material Adverse Effect.

SECTION 6.02    Negative Covenants.

 Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Borrower will not, and will not cause or permit any of its Subsidiaries, without the written consent of the Required Lenders, to:

(a)           Liens, Etc.  Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.

(b)           Indebtedness.  Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.

(c)           Obligation to Ratably Secure.  Except as permitted by Section 6.02(a), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent and Required Lenders, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien acceptable to the Administrative Agent and Required Lenders, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(d)           Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided, that the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.

(e)           Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.

(f)            Restricted Investments.  Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.

(g)           New Business.  Permit the Borrower or any of its Subsidiaries to enter into any business, in any material respect, which is not similar to that existing on the Closing Date.

(h)           Distributions.  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of the Required Lenders; provided, that (i) any Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to the Borrower; (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or Capital Stock of Borrower or may redeem or otherwise acquire its Capital Stock, and (iii) the Borrower may cause (a) the redemption of its Capital Stock having a preferred interest or (b) the acquisition of Capital Stock having a preferred interest of any trust created by Borrower solely for the purpose of issuing preferred equity interests, the proceeds of which will be used by such trust to fund loans to Borrower, only if, in each case, (I) such redemption or acquisition is effected by the proceeds of Capital Stock issued by the Parent, or (II) such redemption or acquisition is effected with proceeds from Permitted Indebtedness; provided, that before and after such redemption or acquisition as described in (I) and (II) above, no Default or Event of Default has occurred and is continuing.

(i)            Constituent Documents, Etc.  Change in any material respect the nature of its certificate of incorporation, by-laws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).

(j)             Fiscal Year.  Change its Fiscal Year.

(k)            Certain Tax Matters. Invest, or cause the investment of, the proceeds of any Bonds supported by a Bond L/C in any way that would violate the Code or cause such Bonds to be “arbitrage bonds” or knowingly take any action or omit to take any action if such action or omission would adversely affect the exclusion of interest on such Bonds from the gross income of the holders thereof for federal income tax purposes.

SECTION 6.03     Reporting Requirements.

 So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, provide to the Administrative Agent:

(a)           as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of the Borrower’s appropriately completed Form 10-Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit H, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(b)           as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Administrative Agent (for purposes hereof, delivery of the Borrower’s appropriately completed Form 10-K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit H, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(c)           as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to the Borrower, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d)           upon the Borrower obtaining knowledge of the following, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten Business Days) of any of the following: (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA and (iv) the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(e)           as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 5.01(e) or (B) for which the Administrative Agent or the Lenders will be entitled to indemnity under Section 10.05;

(f)            as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)           as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as any Lender through the Administrative Agent may from time to time reasonably request;

(h)           from time to time and promptly upon each request, information with respect to the Borrower as a Lender may reasonably request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001); and

(i)            promptly, upon knowledge of any change in the Debt Rating, a certificate stating that the Debt Rating has changed with evidence of the new Debt Rating;

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information shall have been posted by the Borrower on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the Administrative Agent of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Administrative Agent or any Lender, the Borrower shall deliver a paper copy of such information to the Administrative Agent or such Lender.  Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder that have been approved by the Borrower in writing including via electronic transmission (collectively, “Informational Materials”) by posting the Informational Materials on SyndTrak Online or another similar electronic means (collectively, the “Electronic Means”) and (b) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its Affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  Lenders will assume that all Informational Materials, other than publicly available Informational Materials filed pursuant to the Exchange Act or posted on Borrower’s website, include MNPI.  The Borrower hereby agrees that in the event any Informational Materials will not contain MNPI, Borrower will notify Administrative Agent in writing (except with respect to Informational Materials filed pursuant to the Exchange Act, or posted on Borrower’s website, which shall be deemed public) and the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lender and the Lenders to treat such Informational Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Informational Materials constitute Information, such Information shall be treated as set forth in Section 10.16 hereof). Before distribution of any Informational Materials (a) to prospective Private Lenders, Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and (b) to prospective Public Lenders, Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and confirming, to the Borrower’s knowledge, the absence of MNPI therefrom.

SECTION 6.04     Financial Covenants. So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.65 to 1.0.

[End of Article VI]

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01     Events of Default.

Each of the following events should they occur and be continuing shall constitute an “Event of Default”:

(a)           The Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or

(b)           Any representation or warranty made by or on behalf of the Borrower in this Agreement, any Loan Document or any Related Document or by or on behalf of the Borrower (or any of its officers) in connection with this Agreement, any Loan Document or any Related Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           (i) The Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6.01(a), (c), (e), (g), (h), (i) or (j), Section 6.02(a), (b), (c), (d), (e), (f), (g), (h), or (j), Section 6.03 or Section 6.04, or (ii) to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 7.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)           The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           The Borrower or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgments or orders for the payment of money in excess of $25,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The obligations of the Borrower under this Agreement, any other Loan Document or any Related Document shall become unenforceable, or the Borrower, or any court or governmental or regulatory body having jurisdiction over the Borrower, shall so assert in writing or the Borrower or any of its Affiliates shall contest in any manner the validity or enforceability thereof; or

(h)           The occurrence of a Termination Event; or

(i)            Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Administrative Agent; or

(j)            Any “Event of Default” under and as defined in any applicable Indenture or Related Document; or

(k)           A Change in Control shall occur.

SECTION 7.02     Upon an Event of Default.

Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Credit Facility.  (i) Declare the principal of and interest on the L/C Obligations, the Loans, the Notes and the other Obligations (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding, (ii) terminate the Commitments and any right of the Borrower to request Letters of Credit, Loans or other Extensions of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 7.01(e), the Commitments shall be automatically terminated and all Obligations (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, (iii) by notice to the Borrower, declare the obligation of the Issuing Lender to amend or extend any Bond L/Cs to be terminated, whereupon the same shall forthwith terminate, (iv) give notice (or, in the case of the Administrative Agent, cause the Issuing Lender to give notice) to the applicable Trustee for each series of Bonds then outstanding (A) directing a mandatory purchase of the Bonds as provided in the applicable sections of the applicable Indenture, (B) that the interest component of the Bond L/Cs will not be reinstated, and/or (C) as provided in the applicable Indenture to declare the principal of all related Bonds then outstanding to be immediately due and payable.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 7.02(a), require the Borrower at such time to deposit in a cash collateral account with the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, and all Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

SECTION 7.03     Rights and Remedies Cumulative; Non-Waiver; Etc.

 The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

[End of Article VII]

ARTICLE VIII

PLEDGED BONDS

SECTION 8.01     Pledge.  The Borrower hereby pledges, assigns, hypothecates and transfers to the Administrative Agent for the benefit of the Lenders all of the Borrower's right, title and interest in and to all Tendered Bonds as delivered from time to time by the holders thereof which were not remarketed on the applicable date the Tendered Bonds were tendered by the holders thereof and for which a Term Drawing was made by the Issuing Lender (the “Pledged Bonds”), and hereby grants to the Administrative Agent for the benefit of the Lenders a first lien on, and security interest in, its right, title and interest in and to each of the Pledged Bonds, the interest thereon and all proceeds thereof, as collateral security for the prompt and complete payment when due from time to time by the Borrower (by acceleration, at stated maturity or otherwise) of all obligations to the Administrative Agent, the Issuing Lender and the Lenders hereunder.  The Borrower hereby authorizes the Tender Agent for such Pledged Bonds to deliver or cause to be delivered to the Administrative Agent or its designated agent, and registered in the name of the Tender Agent, or such other Person as the Administrative Agent shall elect, as pledgee, all Pledged Bonds.  The Pledged Bonds shall upon payment of the related Tender Advance Revolving Loan in accordance with this Agreement be released and delivered to the Tender Agent as provided in the applicable Indenture, Pledge Agreement and Tender Agency Agreement and the Administrative Agent shall take all actions necessary to effectuate such release and delivery.  The Pledged Bonds and the proceeds thereof shall serve as security for the payment and performance when due of all Tender Advance Revolving Loans made with respect to such Pledged Bonds.  The Borrower shall deliver, or cause to be delivered, the Pledged Bonds to the Tender Agent or to another pledge agent designated by the Administrative Agent immediately upon receipt thereof or, in the case of Pledged Bonds held under a book-entry system administered by The Depository Trust Company, New York, New York (or any other clearing corporation), the Borrower shall cause the Pledged Bonds to be reflected on the records of the Depository Trust Company (or such other clearing corporation) as a position held by the Administrative Agent (or a pledge agent acceptable to the Administrative Agent) as a Depository Trust Company participant (or a participant in such other clearing corporation) and the Administrative Agent (or its pledge agent) shall reflect on its records that the Pledged Bonds are owned beneficially by the Borrower subject to the pledge in favor of the Administrative Agent.

SECTION 8.02     Interest on the Bonds.

If, while the Administrative Agent or its designated agent holds Pledged Bonds, the Borrower shall receive any interest payment in respect of such Pledged Bonds, the Borrower agrees to accept the same as agent for the Administrative Agent and to hold the same in trust on behalf of the Administrative Agent and to deliver the same forthwith to the Administrative Agent.  All sums of money so paid in respect of such Pledged Bonds that were received by the Borrower and paid to the Administrative Agent, or that shall be received directly by the Administrative Agent (or its designated agent), shall be credited as provided in Section 3.05(b)(i).

SECTION 8.03     Rights with respect to Pledged Bonds.

The Administrative Agent shall not be liable for failure to realize upon the Pledged Bonds or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.  If an “Event of Default” has occurred and is continuing under the Indenture under which the Pledged Bonds were issued, the Administrative Agent may (or shall at the request of the Required Lenders) thereafter without notice exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account to the Borrower for property actually received by it.  In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the reimbursement obligations hereunder, the Administrative Agent or its designated agent shall be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York.  The Borrower shall be liable for the deficiency if the proceeds of any sale or other disposition of the Pledged Bonds and collateral security granted to the Administrative Agent in connection herewith are insufficient to pay all Tender Advance Revolving Loans and amounts related thereto with respect to such Pledged Bonds and to which the Administrative Agent, the Issuing Lender and the Lenders are entitled, and for the reasonable fees of any attorneys employed by the Administrative Agent to collect such deficiency.  The Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

SECTION 8.04     No Disposition of Pledged Bonds by Borrower.

Except as contemplated herein, without the prior written consent of the Administrative Agent, the Borrower agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Bonds, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Bonds, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement and the Indenture under which the Pledged Bonds were issued.

SECTION 8.05     Disposition of Pledged Bonds by Administrative Agent.

The Borrower further agrees to do or cause to be done all such other reasonable acts and things as may be necessary to make any disposition or sale of any portion or all of the Pledged Bonds by the Administrative Agent permitted by this Agreement valid and binding and in compliance with applicable law, all at the Borrower’s expense.

SECTION 8.06     Valid Perfected First Lien.

The Borrower covenants that the pledge, assignment and delivery of the Pledged Bonds under this Agreement will create a valid, perfected, first priority security interest in all right, title or interest of the Borrower in or to such Pledged Bonds and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrower which would include the Pledged Bonds and the proceeds thereof.  The Borrower covenants and agrees that it will defend the Administrative Agent’s right, title and security interest in and to the Pledged Bonds and the proceeds thereof against the claims and demands of all persons whomsoever.

SECTION 8.07     Release of Pledged Bonds.

Pledged Bonds, or such portion thereof, shall be released from the security interest created under this Agreement to the extent of and upon satisfaction in accordance with this Agreement of the Tender Advance Revolving Loans and amounts related thereto with respect to such Pledged Bonds.

[End of Article VIII]

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01     Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02     Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03     Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities created under this Agreement as well as activities as Agent.

SECTION 9.06      Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 9.07      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08      No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, joint book runners, lead manager, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder.

[End of Article IX]

ARTICLE X

MISCELLANEOUS

SECTION 10.01   Amendments, Etc.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, except as otherwise provided in Section 2.18, no such waiver and no such amendment, supplement or modification shall (a) extend the Stated Expiration Date, the Termination Date or the maturity of any Loan or unreimbursed drawing, or reduce the rate or extend the time of payment of interest in respect thereof, or reduce any fee payable to any Lender hereunder or extend the time for the payment thereof or change the amount of any Lender’s Commitment, in each case without the written consent of all the Lenders, (b) amend, modify or waive any provision of this Section 10.01 or Section 10.09(d) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent, (d) waive, modify or eliminate any of the conditions precedent specified in Article IV, in each case without the written consent of all the Lenders, (e) forgive principal, interest, fees or other amounts payable hereunder without the written consent of all the Lenders, (f) release the Pledged Bonds or any portion thereof except in accordance with the terms of Article VIII without the written consent of all the Lenders, (g) waive any requirement for the release of collateral without the written consent of all the Lenders or (h) amend or modify the definition of Swingline Commitment without the written consent of all the Lenders.

SECTION 10.02   Notices, Etc.

  All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telegraphed or delivered as follows:

The Borrower:

South Jersey Gas Company
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention: Stephen H. Clark
Telecopy No.: (609) 561-8225

With a copy to:

Cozen O’Connor
The Atrium
1900 Market Street
Philadelphia, Pennsylvania 19103
Attention: Richard J. Busis, Esq.
Telecopy No.: (215) 665-2013

The Administrative Agent or Swingline Lender:

Wells Fargo Bank, National Association
1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
Attention: Syndication Agency Services
Telephone: 704-590-2706
Telecopy: 704-590-2790

With a copy to:

Wells Fargo Bank, National Association
301 S. College St., TW15
Charlotte, NC 28288
MAC: D1053-150
Attention: Allison Newman
Telephone: 704-383-5260
Telecopy: 704-383-6647

With a copy to:

Alston & Bird LLP
101 South Tryon Street
Suite 4000
Charlotte, North Carolina 28280-4000
Attention: Paul S. Donohue, Esq.
Telecopy No.: (704) 444-1111

The Issuing Lender:

Wells Fargo Bank, National Association
301 South College St., 15th Floor
MAC: D1053-153
Charlotte, NC 28288
Attention: Elaine Shue
Telephone: 704-715-3133
Telecopy: 704-715-0358

With a copy to:

Alston & Bird LLP
101 South Tryon Street
Suite 4000
Charlotte, North Carolina 28280-4000
Attention: Paul S. Donohue, Esq.
Telecopy No.: (704) 444-1111

and if to any Lender, at its address or telecopy number set forth on Schedule I hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, be effective three (3) days after being deposited in the mails or when sent by telecopy or telex or delivered to the telegraph company, respectively, addressed as previously aforesaid.

SECTION 10.03   No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Issuing Lender or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04   Set-off.

(a)           If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or  the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)           The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 10.05   Indemnification.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Arrangers, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

Nothing in this Section 10.05 is intended to limit the Borrower’s obligations contained in Article II.  Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 10.05 shall survive the payment in full of amounts payable pursuant to Article II and Article III and the termination of the Commitments.

SECTION 10.06   Liability of the Lenders.

The Borrower assumes all risks of the acts or omissions of each beneficiary or transferee of the Letters of Credit with respect to their use of the Letters of Credit.  None of the Issuing Lender, the Administrative Agent, the Lenders nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letters of Credit or any acts or omissions of each beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents which do not comply with the terms of the Letters of Credit, including failure of any documents to bear any reference or adequate reference to the Letters of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letters of Credit, except that the Borrower shall have a claim against the Issuing Lender and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under the Letters of Credit are genuine or comply with the terms of the Letters of Credit or (ii) the Issuing Lender’s willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letters of Credit after the presentation to it of a certificate strictly complying with the terms and conditions of the Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept original or facsimile (including telecopy) certificates presented under the Letters of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 10.07   Costs, Expenses and Taxes.

The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement, the Letters of Credit, the Loans, the other Extensions of Credit and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Issuing Lender incurred in connection with the preparation and negotiation of this Agreement, the Letters of Credit, the Loans, the other Extensions of Credit and any document delivered in connection therewith and all reasonable costs and expenses incurred by the Administrative Agent (and, in the case of clause (iii) or (iv) below, any Lender) (including reasonable fees and out of pocket expenses of counsel) in connection with (i) with the use of Intralinks Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (ii) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of this Agreement, the Letters of Credit, the Loans and the other Extensions of Credit, (iii) any and all amounts which the Administrative Agent or any Lender has paid relative to the Administrative Agent’s or such Lender’s curing of any Event of Default resulting from the acts or omissions of the Borrower under this Agreement, any other Loan Document or any Related Document, (iv) the enforcement of, or protection of rights under, this Agreement, any other Loan Document or any Related Document (whether through negotiations, legal proceedings or otherwise), (v) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Lender from paying any amount under the Letters of Credit or (vi) any waivers or consents or amendments to or in respect of this Agreement, the Letters of Credit, the Loans or the other Extensions of Credit requested by the Borrower.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Letters of Credit, the Loans, the other Extensions of Credit or any of such other documents, and agree to save the Issuing Lender, the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, the Lenders and the Issuing Lender contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 10.08   [Reserved.]

SECTION 10.09   Benefit of Agreement.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)
the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.17, 2.21, 10.05 and 10.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 10.01 that directly affects such Participant and could not be effected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.17 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.10   Severability.

Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 10.11   Governing Law.

This agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 10.12   Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 10.13   Submission To Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 10.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 10.14   Acknowledgments.

The Borrower hereby acknowledges:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Loan Documents;

(b)           neither the Administrative Agent, the Issuing Lender nor any Lender has a fiduciary relationship to the Borrower, and the relationship between the Administrative Agent, the Issuing Lender and any Lender, on the one hand, and the Borrower on the other hand, is solely that of debtor and creditor; and

(c)           no joint venture exists between the Borrower and the Administrative Agent, the Issuing Lender or any Lender.

SECTION 10.15   Waivers of Jury Trial.

  To the fullest extent permitted by Applicable Law, each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein.  This Section 10.15 shall not be construed to confer a benefit upon, or grant a right or privilege to, any person other than the parties hereto.

SECTION 10.16   Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below) and use it only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason relating to this Agreement, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives for the purpose of evaluating, negotiating or entering into transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section 10.16 or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis without breach of this Section 10.16 prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Issuing Lender, the Lenders and Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.

SECTION 10.17   Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, as Issuing Lender, as Swingline Lender and as a Lender

By:	/s/ Allison Newman
Name: Allison Newman
Title: Director

Signature Page
To
South Jersey Gas Credit Agreement

SOUTH JERSEY GAS COMPANY

By:	/s/ Stephen H. Clark
Name:	Stephen H. Clark
Title:	Treasurer

Signature Page
To
South Jersey Gas Credit Agreement

CITIZENS BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Jon H. Sprogell
Name:	Jon H. Sprogell
Title:	SVP

Signature Page
To
South Jersey Gas Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Credit Executive

Signature Page
To
South Jersey Gas Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Denise D. Killen
Name	: Denise D. Killen
Title:	Senior Vice President

Signature Page
To
South Jersey Gas Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By	: /s/ Kenneth G. Wood
Name:	Kenneth G. Wood
Title:	Senior Vice President, CPO

Signature Page
To
South Jersey Gas Credit Agreement

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Jeffrey Martorana
Name	: Jeffrey Martorana
Title:	Vice President

Signature Page
To
South Jersey Gas Credit Agreement

TD BANK, N.A.,
as a Lender

By:	/s/ Marla Willner
Name:	Marla Willner
Title:	Senior Vice President

Signature Page
To
South Jersey Gas Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Andrew D. Holtz
Name	: Andrew D. Holtz
Title:	Vice President

Signature Page
To
South Jersey Gas Credit Agreement

EXHIBIT A-1
REVOLVING LOAN NOTE

Charlotte, North Carolina ______________, _____

For value received, South Jersey Gas Company, a New Jersey corporation (the “Borrower”), promises to pay to the order of ___________________________ (the “Lender”), for the account of its Applicable Lending Office, the principal sum of   Dollars ($_________), or such lesser amount as shall equal the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates provided in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Revolving Loan Note on the dates and at the rate or rates provided for in the Credit Agreement.  Following the occurrence of an Event of Default, principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate.  All payments of principal and interest under this Revolving Loan Note shall be made in lawful money of the United States in federal or other immediately available funds to the Administrative Agent, for the account of the Lender, as set forth in the Credit Agreement.

The date, amount, type, interest rate and duration of each Interest Period (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under this Revolving Loan Note with respect to the Revolving Loans to be evidenced by this Revolving Loan Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

This Revolving Loan Note is one of the Notes referred to in the Four-Year Revolving Credit Agreement, dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (including the Lender) and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Revolving Loan Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, to the extent expressly provided for in the Credit Agreement.

This Revolving Loan Note shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

South Jersey Gas Company

By:
Name:
Title:
(SEAL)

A-1-1

Revolving Loan Note (cont’d)
REVOLVING LOANS AND PREPAYMENTS OF PRINCIPAL

Date	Type of Revolving Loan	Interest Rate	Amount of Revolving Loan	Amount of Principal Prepaid	Length of Interest Period	Notation Made By

A-1-2

EXHIBIT A-2

SWINGLINE NOTE

Charlotte, North Carolina ____________, _____

For value received, South Jersey Gas Company, a New Jersey corporation (the “Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), for the account of its Applicable Lending Office, the principal sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), or such lesser amount as shall equal the unpaid principal amount of each Swingline Loan made by the Swingline Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates provided in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Swingline Note on the dates and at the rate or rates provided for in the Credit Agreement.  Following the occurrence of an Event of Default, principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate.  All payments of principal and interest under this Swingline Note shall be made in lawful money of the United States in federal or other immediately available funds to the Administrative Agent, for the account of the Swingline Lender, as set forth in the Credit Agreement.

The date, amount, type, interest rate and duration of each Interest Period (if applicable) of the Swingline Loan made by the Swingline Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books; provided, that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under this Swingline Note with respect to the Swingline Loan to be evidenced by this Swingline Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

This Swingline Note is one of the Notes referred to in the Four-Year Revolving Credit Agreement, dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Swingline Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, to the extent expressly provided for in the Credit Agreement.

This Swingline Note shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

South Jersey Gas Company

By:
Name:
Title:
(SEAL)

A-2-1

Swingline Note (cont’d)
SWINGLINE LOANS AND PREPAYMENTS OF PRINCIPAL

Date	Amount of Swingline Loan	Interest Rate	Amount of Principal Prepaid	Length of Interest Period (if any)	Notation Made By

A-2-2

EXHIBIT B
NOTICE OF BORROWING

[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Borrowing is given under and pursuant to Section 2.03(a)(i) of the Four- Year Revolving Credit Agreement, dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), by and among South Jersey Gas Company, a New Jersey corporation (the “Borrower”), the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

1.	The date of the Revolving Loan in connection with which this Notice of Borrowing is given shall be ______________________________.

2.	The Type of Revolving Loan shall be a [Base Rate /or/ LIBOR Rate] Loan.

3.
The aggregate amount of such Revolving Loan shall be $___________________.  In the case of a Revolving Loan comprising LIBOR Rate Loans the initial Interest Period is: [fourteen (14) days /or/ one (1) month /or/ two (2) months /or/ three (3) months /or/ six (6) months.

The Borrower hereby represents and warrants that on the date the Revolving Loan requested hereunder is made (both before and after giving effect to the making of the Revolving Loan and after giving effect to the application, directly or indirectly, of the proceeds of the Revolving Loan):

(i)           The representations and warranties contained in Section 5.01 of the Credit Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct); and

(ii)           No event has occurred and is continuing, or would result from the Revolving Loan or the application of the proceeds thereof, which constitutes a Default or an Event of Default.

B-1

Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (i) and (ii) above are not true and correct the Borrower shall be deemed to have represented and warranted, on the date of any Revolving Loan hereunder, that on the date of such Revolving Loan, the above statements are true.

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of ________________________, 20___.

South Jersey Gas Company

By:
Name:
Title:

B-2

EXHIBIT C
NOTICE OF SWINGLINE BORROWING

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Swingline Borrowing is given under and pursuant to Section 2.03(a)(ii) of the Four-Year Revolving Credit Agreement, dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), by and among South Jersey Gas Company, a New Jersey corporation (the “Borrower”), the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

1.           The date of the Swingline Borrowing in connection with which this Notice of Swingline Borrowing is given shall be ________________________.

2.           The principal amount of the Swingline Loan requested hereby shall be $___________________1.

3.The Swingline Loan requested hereby shall bear interest at a rate per annum for each day that such Swingline Loan is outstanding at [the LIBOR Market Index Rate (as determined by the Swingline Lender) plus the Applicable LIBOR Margin /or/ the Base Rate plus the Applicable Base Rate Margin].

The Borrower hereby represents and warrants that on the date the Swingline Borrowing requested hereunder is made (both before and after giving effect to the making of such Swingline Borrowing and after giving effect to the application, directly or indirectly, of the proceeds of such Swingline Borrowing):

(i)          The representations and warranties contained in Section 5.01 of the Credit Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct); and

(ii)         No event has occurred and is continuing, or would result from such Loan or the application of the proceeds thereof, which constitutes a Default or an Event of Default.

Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (i) and(ii) above are not true and correct the Borrower shall be deemed to have represented and warranted, on the date of any Swingline Borrowing hereunder, that on the date of such Swingline Borrowing, the above statements are true.

IN WITNESS WHEREOF, the Borrower has caused this Notice of Swingline Borrowing to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of ________________________, 20___.

South Jersey Gas Company

By:
Name:
Title:

__________________________
1 Not less than $500,000, nor greater than the lesser of (i) the unused Swingline Commitment, or (ii) the unused Commitments, and, in all circumstances, in integral multiples of $100,000.

C-1

EXHIBIT D
NOTICE OF ACCOUNT DESIGNATION

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you by South Jersey Gas Company, a New Jersey corporation (the “Borrower”), under Section 2.03(d) of the Four-Year Revolving Credit Agreement, dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), by and among the Borrower, the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

1.           The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):
____________________________
ABA Routing Number: _________
Account Number: _____________

2.           This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

D-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

South Jersey Gas Company

By:
Name:
Title:

D-2

 EXHIBIT E
NOTICE OF CONVERSION/CONTINUATION

[Date]

Wells Fargo Bank, National Association,
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 2.13 of the Credit Agreement dated as of May 5, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among South Jersey Gas Company a New Jersey corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1.           The Loan to which this Notice relates is a Revolving Credit Loan.

2.           This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.

(b)	The principal amount of such Loan to be converted is $_______________.

(c)	The requested effective date of the conversion of such Loan is _______________.

(d)	The requested Interest Period applicable to the converted Loan is _______________.

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.

(b)	The last day of the current Interest Period for such Loan is _______________.

(c)	The principal amount of such Loan to be converted is $_______________.

(d)	The requested effective date of the conversion of such Loan is _______________.

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.

(b)	The last day of the current Interest Period for such Loan is _______________.

(c)	The principal amount of such Loan to be continued is $_______________.

(d)	The requested effective date of the continuation of such Loan is _______________.

(e)	The requested Interest Period applicable to the continued Loan is _______________.

3.           The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4.           All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such conversion or continuation.

5.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned [have] [has] executed this Notice of Conversion/Continuation as of the day and year first written above.

South Jersey Gas Company

By:
Name:
Title:

EXHIBIT F
FORM OF OPINION OF BORROWER’S COUNSEL

[Date]

Wells Fargo Bank, National Association,
  as Administrative Agent
301 S. College Street, TW15
Charlotte, NC 28288
MAC:  D1053-150

The Lenders listed on Schedule I attached hereto
which are parties to the Credit Agreement on the
date hereof

Ladies and Gentlemen:

We have acted as counsel to South Jersey Gas Company, a New Jersey corporation (the “Company”), in connection with that certain Four-Year Revolving Credit Agreement (the “Credit Agreement”) dated as of May 5, 2011 among the Company, the financial institutions listed therein as Lenders (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”).  This opinion is rendered to you at the request of the Company in compliance with Section 4.01(k) of the Credit Agreement.  Capitalized terms used but not defined herein which are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

In rendering the opinions set forth herein, we have examined the following documents all dated as of the date hereof unless otherwise indicated:

(i)	The Credit Agreement; and

(ii)	The Notes delivered pursuant thereto.

The documents referred to in clauses (i) and (ii) are collectively referred to as the “Loan Documents.”

We have also reviewed the following documents and materials: (a) the Certificate of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the actions required to be taken in connection with the transactions contemplated by the Loan Documents; (c) a good standing certificate issued by the Secretary of State of New Jersey; and (d) such other documents and certificates as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

(1)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all corporate power and corporate authority to carry on its business as now conducted.

(2)           Each Loan Document is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(3)           The execution, delivery and performance by the Company of the Loan Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Company and, to our knowledge, do not require the consent or approval of any trustee or holder of any Indebtedness or other obligation of the Company.

(4)           Neither the execution, delivery or performance by the Company of the Loan Documents nor the consummation by the Company of the transactions contemplated thereby, nor compliance by the Company with the provisions thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the Company’s Certificate of Incorporation or Bylaws or any present federal law or law of the State of New Jersey binding on the Company, or any indenture, mortgage, lease or any other agreement or instrument known to us to which it or any of its Subsidiaries is party or by which its property or the property of any of its Subsidiaries is bound, or results or will result in the creation or imposition of any Lien (other than liens expressly permitted by the Credit Agreement) upon any of its property or the property of any of its Subsidiaries.

(5)           No Governmental Action related to energy, public utilities, the environment or health and safety matters is required in connection with the execution, delivery or performance by the Company of, or the consummation by the Company of the transactions contemplated by, the Loan Documents.

(6)           Except as set forth in the Disclosure Documents, to our knowledge there is no pending or threatened action, investigation or proceeding before any court, governmental agency or arbitrator against or affecting the Company or any of its Subsidiaries which (a) purports to affect the legality, validity or enforceability of the Loan Documents or (b)(i) is reasonably likely to result in a material adverse change to the Company and its Subsidiaries, taken as a whole, or (ii) is reasonably likely to cause a material impairment to the ability of the Company to perform any of its Obligations under the Loan Documents.

(7)           The Company is not an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

The opinions expressed herein are also subject to the following assumptions, limitations, qualifications and exceptions:

(a)           As to questions of fact, we have relied upon the accuracy and validity of the representations and warranties of the Company in the Loan Documents and have assumed the accuracy and validity of all records furnished to us by the Company and the certificates from various public officials, and, except as expressly noted herein, we have not made any independent investigation or verification of such matters and no inference as to our knowledge of the existence or absence of those facts should be drawn from our representation of the Company.  In rendering the opinion expressed in paragraph 1 above, as to corporate existence and good standing, we have relied solely upon a certificate from the Treasurer of the State of New Jersey.

(b)           We have assumed the genuineness of all signatures (other than those of the Company on the Loan Documents), the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution, delivery and performance of all documents by all parties thereto (except the due authorization, execution and delivery by the Company of the Loan Documents).

(c)           We have assumed that any action taken by the Lenders and the Administrative Agent in connection with the performance or enforcement of the Loan Documents will be lawful, commercially reasonable and taken in good faith, that the Lenders and the Administrative Agent will seek to enforce their rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so or otherwise in accordance with applicable law.  We have assumed that the other parties to the Loan Documents have the legal right, capacity and power to enter into, enforce and perform all of their respective obligations under such documents.  Furthermore, we have assumed that the Loan Documents to which the Lenders or the Administrative Agent are signatories have been duly authorized by, and are valid and binding upon, the Lenders and the Administrative Agent and enforceable against the Lenders and the Administrative Agent in accordance with their respective terms.

(d)           Our opinions are subject to the effect on enforceability of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(e)           Our opinions are subject to limitations on enforceability imposed by general principles of equity, regardless of whether enforcement is considered in proceedings at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

(f)           Rights to indemnity may be limited by federal or state securities laws or public policy.

(g)           The enforceability of provisions imposing penalties, forfeitures, late payment fees or an increase in interest rate upon delinquency in payment or the occurrence of a default may be limited in certain circumstances.

(h)           Enforceability of any provision requiring the payment of attorneys’ fees may be subject to a court determination that such fees are reasonable.

(i)           Certain rights, remedies and waivers contained in the Loan Documents may be rendered ineffective or may be limited by applicable law or judicial decisions governing such provisions.

(j)           We express no opinion herein on the enforceability of any provision relating to setoff, choice of law, consent to jurisdiction, service of process or waiver of trial by jury or which require that provisions of the Loan Documents may be amended or waived only in writing or pursuant to which the Company is asked to waive rights granted to it under applicable law or which purports to exculpate any party from its own negligent acts or limit any party from certain liabilities.  We bring your attention to the fact that, under applicable law, the Administrative Agent and the Lenders may be required to act in good faith and in a commercially reasonable manner in exercising any of their respective rights or remedies under the Loan Documents.

(k)           Our opinions set forth in paragraphs 4 and 5 above are based upon our consideration of only those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the sort contemplated by the Loan Documents.

(l)           Whenever a statement herein is qualified by the phrase “to our knowledge” or a similar statement, it is intended to indicate that, during the course of our representation of the Company, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this Firm who have rendered legal service in connection with our representation of the Company described in the introductory paragraph of this letter.  However, we have not undertaken an independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this letter should not be regarded as such an investigation or review.  No inference as to our knowledge of any matters bearing on the accuracy of such statement should be drawn from the fact of our representation of the Company.

Our opinion is restricted to laws of the State of New Jersey and the federal laws of the United States.  In rendering the opinion set forth in paragraph 2, we have assumed, without an independent investigation, that the substantive laws of the State of New York purporting to govern the Loan Documents are the same as those of the State of New Jersey, and we express no opinion as to whether such assumption is reasonable or correct.

We are not expressing any opinion as to the effect of compliance by any Lender with any state or federal laws or regulations applicable to the transactions contemplated by the Credit Agreement because of the nature of any of its businesses.

This opinion is limited to the specific issues addressed herein and is limited in all respects to laws and interpretations thereof existing on the date hereof.  We do not assume any obligation to update or supplement this opinion to reflect, or otherwise advise you of, any facts or circumstances which may hereafter come to our attention or any changes in facts, circumstances or law which may hereafter occur.

This opinion is furnished solely for your benefit in connection with matters relating to the Credit Agreement and may not be used or relied upon by any other person or for any other purpose without our prior written except that a copy of this opinion letter may be delivered by you to any person who becomes a Lender or a Participant pursuant to the provisions of the Loan Documents as if it had been delivered to them on the date of this opinion.

Respectfully submitted,

EXHIBIT G
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each] Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] each Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignees hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	South Jersey Gas Company

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Four-Year Revolving Credit Agreement dated as of May 5, 2011 among South Jersey Gas Company, as Borrower, the Lenders parties thereto, as Lenders, and Wells Fargo Bank, National Association, as Issuing Lender, Swingline Lender, and Administrative Agent and Bank of America, N.A., JP Morgan Chase Bank, N.A., and PNC Bank, National Association, as Co-Syndication Agents (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	_____________]1

1   To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

[Remainder of Page Intentionally Left Blank]

Effective Date:   _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
 as Administrative Agent

By_________________________________
  Title:

[Consented to:]4

SOUTH JERSEY GAS COMPANY

By________________________________
  Title:

1	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.

2	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans		CUSIP Number
	$		$	%
	$		$	%
	$		$	%

[NAME OF ASSIGNEE]
[and is an Affiliate/Approved Fund of [identify Lender]

By:
Title:

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim,  (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.09(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.09(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.03 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New Jersey.

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (“Certificate”) is delivered to you by South Jersey Gas Company, a New Jersey corporation (the “Borrower”), under Section 6.03 of the Four-Year Revolving Credit Agreement dated as of May 5, 2011 (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned officer of the Borrower, hereby certifies as of the date hereof that he/she is the ________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on behalf of the Borrower, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.03(a) of the Credit Agreement.]

1.           Attached as Schedule 1 hereto are true and correct copies of [the Borrower’s appropriately completed Form 10-Q] [(a) the consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of the fiscal quarter ended _________, ___, and (b) the consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter,] and such statement[s] fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with GAAP consistently applied.

-or-

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.03(b) of the Credit Agreement.]

1.           Attached as Schedule 1 hereto are true and correct copies of (a) [the Borrower’s appropriately completed Form 10-K] [the annual report for such fiscal year ending _______, ___, for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such fiscal year], and (b) certification by, and accompanied by an unqualified opinion of, independent public accountants, and such statement[s] fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with GAAP consistently applied.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

[select one:]

[3.           To the best of the undersigned’s knowledge, as of the date hereof, no Default or Event of Default has occurred and is continuing.]

-or-

[3.           The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The following financial covenant analysis as described in Section 6.04 of the Credit Agreement, and other information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of ________________________, 20___.

South Jersey Gas Company

By:
Name:
Title:

 Schedule 2
to the Compliance Certificate

1.             Section 6.04. Consolidated Indebtedness to Consolidated Total Capitalization:
Indebtedness of Borrower and its Subsidiaries

(A)	indebtedness for borrowed money:	$___________

(B)	obligations evidenced by bonds, debentures, notes or other similar instruments:	$___________

(C)	obligations to pay the deferred purchase price of property or services:	$___________

(D)	obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases:	$___________

(E)	obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities:	$___________

(F)	obligations under Hedging Obligations:	$___________

(G)	reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit:	$___________

(H)
indebtedness of the type referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness:
$___________

(I)
obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above, inclusive:
$___________
Actual

(J)	Sum of (A) through (G), inclusive:	$___________

Consolidated Total Capitalization of Borrower and its Subsidiaries

(K)	Total Indebtedness of Borrower and Subsidiaries from line (J) above:	$___________

(L)	Capital Stock (excluding treasury stock and capital stock subscribed for an unissued)	$___________

(M)
surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries
		$___________

(N)	Sum of (K) through (M), inclusive:	$___________

Consolidated Indebtedness to Consolidated Total Capitalization

Ratio of (J) to (N):		_____________

Must not be more than:		0.65

Compliant: ____Yes _____No

EXHIBIT I
EXTENSION LETTER

[Date]
Wells Fargo Bank, National Association
  as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attn:  Syndication Agency Services

Ladies and Gentlemen:

This Extension Letter is given under and pursuant to Section 2.18(a) of the Four-Year Revolving Credit Agreement (as the same may be amended, supplemented or otherwise modified in accordance with its terms at any time and from time to time, the “Credit Agreement”) dated as of May 5, 2011, by and among South Jersey Gas Company a New Jersey corporation, the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower requests that the Lenders extend the Stated Termination Date to __________ ____, 20__, which is one year after the now existing Stated Termination Date (the “Extension”); provided that such shall only take effect if Lenders holding at least 51% of the aggregate Commitments as of fifteen days after the date hereof advise the Administrative Agent as required under Section 2.18(b) of their agreement to participate in the Extension.

Pursuant to Section 2.18(e), the Borrower hereby represents and warrants that on the date such Extension is effective (both before and after the effectiveness of such Extension):

(i)           The representations and warranties contained in Section 5.01 of the Credit Agreement are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct); and

(ii)           No event has occurred and is continuing, or would result from such Extension of the Stated Termination Date which constitutes a Default or an Event of Default.

Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (i) and (ii) above are not true and correct the Borrower shall be deemed to have represented and warranted, on the date such Extension is effective, that the above statements are true.

[signature on the following page]

I-1

IN WITNESS WHEREOF, the Borrower has caused this Extension Letter to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of ________________________, 20___.

South Jersey Gas Company

By:
Name:
Title:

I-2

 SCHEDULE I
LENDERS AND APPLICABLE LENDING OFFICES,
COMMITMENTS AND
INITIAL COMMITMENT PERCENTAGES

Lender and Applicable Lending Office	Commitment	Initial Commitment Percentage
Wells Fargo Bank, National Association 1525 W WT Harris Boulevard Charlotte, NC 28262 Mail Code: D1109-019 Attn: Syndication Agency Services Telephone: (704) 590-2706 Facsimile: (704) 590-2790 With a copy of notices to: 301 S. College St., TW15 Charlotte, NC 28288 MAC: D1053-150 Attn: Allison Newman Telephone: (704) 383-5260 Facsimile: (704) 383-6647	$35,000,000	17.5%
Bank of America, N.A 1600 JFK Blvd., Suite 1100 Philadelphia, PA 19103 Attn: Kenneth G. Wood Telephone: (267) 675-0209 Facsimile: (212) 598-8941 With a copy of notices to: 1600 JFK Blvd., Suite 1100 Philadelphia, PA 19103 Attn: Sandra Guerrieri Telephone: (267) 675-0192 Facsimile: (212) 909-8546	$35,000,000	17.5%

JPMorgan Chase Bank, N.A. 10 S. Dearborn Street, Floor 9 Chicago, IL 60603 Attn: John Zur Telephone: (312) 732-1754 Facsimile: (312) 732-1762 With a copy of notices to: 10 S. Dearborn Street, Floor 9 Chicago, IL 60603 Attn: Nancy Barwig Telephone: (312) 732-1838 Facsimile: (312) 732-1762	$35,000,000	17.5%
PNC Bank, National Association 1600 Market Street Philadelphia, PA 19103 Attn: Denise D. Killen Telephone: (215) 585-5348 Facsimile: (215) 585-6987 With a copy of notices to: 1600 Market Street Philadelphia, PA 19103 Attn: Katie Mikula Telephone: (412) 762-2457	$35,000,000	17.5%
Citizens Bank of Pennsylvania 3025 Chemical Rd., Suite 300 Plymouth Meeting, PA 19462 Attn: Jon H. Sprogell Telephone: (610) 941-8403 Facsimile: (610) 941-4136 With a copy of notices to: 525 William Penn Place Pittsburgh, PA 15219 Attn: Carl S. Tabacjar Telephone: (412) 867-2432	$30,000,000	15%
Capital One, N.A. 499 Thornall Street, 11th Floor Edison, NJ 08837 Attn: Jeffrey Martorana Telephone: (732) 767-4111 Facsimile: (732) 635-0996 With a copy of notices to: 499 Thornall Street, 11th Floor Edison, NJ 08837 Attn: Priti Capoor-Savage Telephone: (732) 321-4642 Facsimile: (732) 635-0996	$10,000,000	5%

TD Bank, N.A. 31 West 52nd Street New York, NY 10019 Attn: Vijay Prasad Telephone: (212) 827-7795 Facsimile: (212) 827-7232 With a copy of notices to: 2005 Market Street, 2nd Floor Philadelphia, PA 19103 Attn: Gary Martz Telephone: (215) 282-2799 Facsimile: (215) 282-2476	$10,000,000	5%
The Northern Trust Company 50 South LaSalle Street Chicago, IL 60603 Attn: Andrew Holtz Telephone: (312) 444-4243 Facsimile: (312) 557-1425 With a copy of notices to: 50 South LaSalle Street Chicago, IL 60603 Attn: Peter Hallan Telephone: (312) 444-2434 Facsimile: (312) 557-1425	$10,000,000	5%

SCHEDULE II
OWNERSHIP

Entity Name	Owner	Ownership Interest	Classification of Interest
South Jersey Gas Company	South Jersey Industries, Inc.	100%	Common Equity

SCHEDULE III

EXISTING LETTERS OF CREDIT

None.

SCHEDULE IV

FIRST MORTGAGE NOTES

6.74 % Series due 2011	$10,000,000
6.57 % Series due 2011	$15,000,000
4.46 % Series due 2013	$10,500,000
5.027 % Series due 2013	$14,500,000
4.52 % Series due 2014	$11,000,000
5.115 % Series due 2014	$10,000,000
5.387 % Series due 2015	$10,000,000
5.437 % Series due 2016	$10,000,000
4.60 % Series due 2016	$17,000,000
4.657 % Series due 2017	$15,000,000
7.97 % Series due 2018	$10,000,000
7.125 % Series due 2018	$20,000,000
5.587 % Series due 2019	$10,000,000
3.63 % Series due 2025	$10,000,000
4.84 % Series due 2026	$15,000,000
4.93 % Series due 2026	$45,000,000
4.03 % Series due 2027	$45,000,000
7.7 % Series due 2027	$35,000,000
5.55 % Series due 2033	$32,000,000
6.213 % Series due 2034	$10,000,000
5.45 % Series due 2035	$10,000,000
Series A 2006 Tax-Exempt
First Mortgage Bonds, Variable
Rate, due 2036	$25,000,000

Total Long-Term Debt Outstanding	$390,000,000